                                                                 EXHIBIT 10.2

                                  OFFICE LEASE

                              200 WEST ADAMS STREET
                                CHICAGO, ILLINOIS


     THIS OFFICE LEASE is made as of the 28th day of March, 1997 (hereinafter referred to as this "Lease") between ADAMS FAMILY, L.L.C., a Delaware limited liability company, beneficiary of Cole Taylor Bank, not personally, but solely as Trustee under Trust Agreement dated June 26, 1995 and known as Trust No. 95-6300 (hereinafter referred to as "Landlord"), and SAPIENT CORPORATION, a Delaware corporation, whose present address is One Memorial Drive, Third Floor, Cambridge, Massachusetts 01242 (hereinafter referred to as "Tenant").

                                   WITNESSETH:

     Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the premises (hereinafter referred to as the "Premises") containing approximately 40,000 square feet of rentable area on the 27th and 28th floors in the building known as 200 West Adams Street, Chicago, Illinois (hereinafter referred to as the "Building"; the land owned by Landlord underlying and adjacent to the Building is hereinafter referred to as the "Land" and the Building and the Land are sometimes hereinafter collectively referred to as the "Property"), as designated on the plans attached hereto as Exhibit "A", subject to the covenants, terms, provisions and conditions of this Lease.

     In consideration thereof, Landlord and Tenant covenant and agree as follows:

     1. PREMISES AND TERM

     (a) The Premises consists of four separate spaces (each a "Space"), as hereinafter described. "Space No. 1" consists of that certain space on the 27th floor of the Building containing approximately 10,000 square feet of rentable area and designated as "Space No. 1" on Exhibit "A:. "Space No. 2" consists of that certain space on the 27th floor of the Building containing approximately 10,000 square feet of rentable area and designated as "Space No. 2" on Exhibit "A." "Space No. 3" consists of space on the 27th and 28th floors of the Building, containing approximately 4,000 square feet of rentable area on the 27th floor as designated as "Space No. 3" on Exhibit "A," and approximately 6,000 square feet of rentable area on the 28th floor at a location designated by Landlord. "Space No. 4" consists of space on the 28th floor of the Building containing approximately 10,000 square feet of rentable area at a location designated by Landlord. Notwithstanding the foregoing, the rentable areas of each of the Spaces and/or the rentable area of all of the Spaces, in the aggregate, may vary from the amounts stated above by up to 5% (i.e., Space No. 1 shall be between 9,500 and 10,5000 rentable square feet and the rentable area of all of the Spaces, in the aggregate, shall be between 38,000 and 42,000 rentable square feet). The actual rentable area of each of the foregoing Spaces shall be determined by Landlord based upon the application of the proportion (x) that the usable area of such Space bears to the usable area of all tenant space on the applicable floor (such usable areas to be determined in accordance with the Standard Method of Measuring Floor Area in Office Buildings promulgated by the Building Owners and Changers Association International [reprinted August 1990]) to (y) the total rentable area of such floor (which the parties agree shall be deemed to be 24,143 square feet).

     (b) The lease term for Space No. 1 shall commence on the date (the "Space No. 1 Commencement Date") that is the last to occur of (i) the date Tenant first takes occupancy of Space No. 1 for the conduct of business and (ii) May 15, 1997. Notwithstanding the foregoing, in no event shall the Space No. 1 Commencement Date be later than June 15, 1997 (the "Outside Space No. 1 Commencement Date"). Notwithstanding the foregoing, if Tenant is delayed in completing the Work (as defined in the Work Letter Agreement attached hereto as Exhibit "B" [the "Work Letter"]) in Space No. 1 by reason of a delay attributable to (x) Landlord or (y) an event of force majeure (as defined below), and as a result of such delay Space No. 1 is not ready for Tenant to conduct its business operations therein by the Outside Space No. 1 Commencement Date, then the Outside Space No. 1 Commencement Date shall be extended for a period of time equal to period of time that the Work was actually delayed on account of such Landlord Delay or event of force majeure. For purposes of this Paragraph 1(b), an "event of force majeure" shall mean any war, insurrection, civil commotion, riot, act of God or the enemy, failure of power or reduction or interruption in the furnishing of power, electricity or utilities, strike, material shortage, lockout, picketing, fuel shortage, accident or other cause beyond the reasonable control of Tenant.


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     (c) The lease term for Space No. 2 shall commence on the date (the "Space
No. 2 Commencement Date") that is the first to occur of (i) the date Tenant first takes occupancy of Space No. 2 for the conduct of business, (ii) May 1, 1998 or (iii) if applicable, the Early Space Commencement Date (as hereinafter defined) for Space No. 2.

     (d) The lease term for Space No. 3 shall commence on the date (the "Space No. 3 Commencement Date") that is the first to occur of (i) the date Tenant first takes occupancy of Space No. 3 for the conduct of business, (ii) January 1, 1999 or (iii) if applicable, the Early Space Commencement Date for Space No. 3.

     (e) The lease term for Space No. 4 shall commence on the date (the "Space No. 4 Commencement Date") that is the first to occur of (i) the date Tenant first takes occupancy of Space No. 4 for the conduct of business, (ii) May 1, 1999 or (iii) if applicable, the Early Space Commencement Date for Space No. 4.

     (f) For purposes of this lease, the "Term" shall commence on the Space No. 1 Commencement Date and, unless sooner terminated as provided herein, shall end, absolutely and without the need for notice from either party to the other, on the last day of the eighty-fourth (84th) full calendar month following the Space No. 1 Commencement Date (the "Termination Date"). For purposes of this Lease, at any time the "Premises" shall constitute those portions of Space No. 1, Space No. 2, Space No. 3, and Space No. 4 that are then leased by Landlord to Tenant.

     (g) Notwithstanding the previous provisions of this Paragraph 1, Tenant may elect to lease all or portions of the Spaces prior to the respective dates set forth above, as follows:

          (i) Immediately after written notice to Landlord, Tenant may lease that portion of Space No. 2 containing approximately 2,000 square feet of rentable area on the 27th floor and designated as the "Space No. 2 Early Space" on Exhibit "A", at any time from and after the Space No. 1 Commencement Date;

          (ii) Immediately after written notice to Landlord, Tenant may lease any portion of Space No. 2 or any portion of Space No. 3 located on the 27th floor from and after January 1, 1998; and

          (iii) Upon not less than five (5) months prior written


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notice to Landlord, Tenant may lease any portion of Space No. 3 located on the
28th floor or any portion of Space No. 4 from and after July 1, 1998.

Tenant's notice specifying the portion of the Space Tenant desires to lease early ("Early Space") shall designate the date Tenant desires the lease term for such Early Space to commence (the "Early Space Commencement Date"). If Tenant elects to lease any such Early Space, then (w) Landlord shall make the applicable early space available for Tenant to perform construction activities therein (in accordance with the terms and conditions of the Work Letter) at least three (3) months prior to the applicable Early Space Commencement Date (such date when Landlord is to deliver possession of a Space [or an Early Space] is hereinafter referred to as a "Delivery Date"), provided that the Delivery Date for Space No. 1 shall be the date that this Lease is fully executed and delivered); (x) commencing on the applicable Early Space Commencement Date, Tenant shall pay Rent (as hereinafter defined) for such Early Space at a rental rate per rentable square foot of such Early Space equal to the rental rate then payable per rentable square foot of Space No. 1; (y) within thirty (30) days after Tenant's election to lease such Early Space, Landlord and Tenant shall execute an instrument confirming Tenant's lease of such Early Space; and (z) if the Early Space is less than an entire Space, Tenant, at its expense, shall install gates, temporary walls or other barriers reasonably satisfactory to Landlord separating such Early Space from the balance of the Space.

          2. BASE RENT. Tenant shall pay Base Rent to Landlord as follows:

                                           Payable in Monthly
Year of Term          Annual Amount          Installments of
------------          -------------          ---------------

For Space No.    1    228,000.00               19,000.00
                 2    231,999.96               19.333.33
                 3    236,000.04               19,666.67
                 4    240,000.00               20,000.00
                 5    243,999.96               20,333.33
                 6    248,012.04               20,666.67
                 7    252,000.00               21,000.00

For Space No.    2**  231,999.99               19,333.33
                 3    236,000.04               19,666.67
                 4    240,000.00               20,000.00
                 5    243,999.96               20,333.33





                 6    248,012.04               20,666.67
                 7    252,000.00               21,000.00

For Space 3**    2    231,999.96               19,333.33
                 3    236,000.04               19,666.67
                 4    240,000.00               20,000.00
                 5    243,999.96               20,333.33
                 6    248,012.04               29,666.67
                 7    252,000.00               21,000.00

For Space 4**    3    236,000.04               19,666.67
                 4    240,000.00               20,000.00
                 5    243,999.96               20,333.33
                 6    248,012.04               29,666.67
                 7    252,000.00               21,000.00

        *        Commencing on the Space No. 1 Commencement
                 Date
       ** Subject to the early lease of a portion of such Space as described in Paragraph 1 (g) above.

Base rent shall be paid in advance on or before the first day of each calendar month during the Term. If the lease term for any Space (or any portion thereof) commences other than on the first day of a month or ends other than on the last day of a month, the Base Rent (including any holdover rent) for such Space (or portion thereof) for such month shall be prorated.

3.        IMPROVEMENT AND FIXTURING OF PREMISES; DELIVERY OF POSSESSION.

          (a) LANDLORD'S WORK. Landlord covenants that upon the applicable Delivery Date for each space such Space shall include the Base Building improvements listed on Exhibit "F" attached hereto. Except as otherwise provided in the immediately preceding sentence, Tenant shall accept each Space in its then "as is" physical condition. Tenant shall construct each Space for Tenant's use and occupancy in accordance with the Work Letter. Landlord shall contribute, in accordance with the terms of the Work Letter, an amount equal to $40.00 per square foot of rentable space in the Premises ("Landlord's Contribution") towards the cost of the Work. Tenant shall pay all costs of the Work in excess of Landlord's Contribution.

          (b) DELIVERY OF POSSESSION. Landlord shall use reasonable efforts to receive exclusive possession of each space from the current tenants in a timely manner so that Landlord can meet the requirements of Pargraph1 above. If Landlord shall, for any reason, fail to make available to Tenant possession of any Space (or any portion thereof) on or before the Delivery Date for such Space (or such portion thereof), Landlord shall not be subject to any liability for such failure except as expressly set forth herein. Under such circumstances, the Space No. 1 Commencement Date, Space No. 2 Commencement Date, Space No. 3 Commencement date or Space No. 4 Commencement Date, as applicable (or, if relating to Early Space, the applicable Early Space Commencement Date), shall be deferred by a number of days equal to the number of days that Landlord was delayed in delivering possession of such Space (or portion thereof) to Tenant (the Space No.1 Commencement Date, Space No. 2 Commencement Date, Space No. 3 Commencement Date, Space No. 4 Commencement Date, and each Early Space Commencement Date, are sometimes hereinafter referred to as a "Commencement Date"), but not beyond the date that Tenant first takes occupancy of the applicable Space for the conduct of business. Furthermore, if Landlord shall, for any reason, fail to make available to Tenant possession of any Space within ninety (90) days after the scheduled Delivery Date, then Tenant shall be entitled to abatement of Base Rent next coming due in an amount equal to the product of (x) the number of days in the period commencing upon the expiration of the foregoing 90-day period and expiring on the date immediately preceding the day Landlord makes available to Tenant possession of the applicable Space (but not to exceed the number of days that the scheduled Commencement Date of the applicable Space is actually delayed due to Landlord's failure to timely deliver possession of such Space) multiplied by (y) the product of (I) the monthly installment of Base Rent initially payable for such Space divided by
(II) thirty (30) (the "Scheduled Daily Rent"). Furthermore, if delivery of possession of any Space is delayed more than one hundred fifty (150) days beyond the scheduled Delivery Date the scheduled Daily Rent shall thereafter be increased to 150% of the prior amount. Furthermore, if Landlord shall, for any reason, fail to make available to Tenant possession of any Space within ninety
(90) days after the scheduled Delivery Date, in lieu of incurring the abatement liability described above, to the extent suitable space reasonably acceptable to Tenant is available in the Building, Landlord shall provide Tenant with temporary space (the "Temporary Space") in the Building at locations designated by Landlord for Tenant to conduct its business. Tenant's occupancy of the

Temporary Space shall be upon all of the same terms and provisions as are contained in this Lease, except as follows:


               (i) Tenant shall not be obligated to pay Base Rent or Additional Rent for the Temporary Space, but Tenant shall pay for all electricity used in the Temporary Space.

               (ii) Tenant's right to occupy the Temporary Space shall commence on the date such Temporary Space is delivered by Landlord and shall expire on the first to occur of (a) the Commencement Date of the applicable Space (as deferred pursuant to the provisions of this Paragraph 3) or (b) the date that this Lease or Tenant's right to possession of the Premises is terminated.

               (iii) Tenant shall accept the Temporary Space, if at all, in an "as-is", "where is" physical condition, without any representation, credit or allowance from Landlord with respect to the condition or improvement thereof.

               (iv) It shall be a condition of Tenant's right to occupy the Temporary Space that Tenant is not in Default under this Lease at any time while Tenant is so occupying the Temporary Space.

Such deferral of the Commencement Date, abatement of Rent and delivery of temporary space shall constitute Tenant's sole and exclusive rights and remedies with respect to any such failure to timely deliver possession of a Space. There shall be no deferral of a Commencement Date, abatement of Rent or delivery of temporary space, however, if any such failure is caused in whole or part by a delay caused by Tenant.

     4. ADDITIONAL RENT. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" the amounts determined as hereinafter set forth in this Paragraph 4. Any and all sums, expenses and charges due or payable by Tenant under this Lease besides Base Rent, and any and all costs, expenses and attorneys' fees incurred by Landlord in collecting any and all Base Rent, amounts due pursuant to this Paragraph 4, and such other sums, expenses, charges, or in enforcing any of Tenant's obligations under this Lease, shall constitute "additional rent." The Base Rent and such additional rent are sometimes herein collectively referred to as "Rent". All amounts due under this Lease as additional rent shall be payable in the same manner and at the same place as the Base Rent.

          (a)  DEFINITIONS. As used in this Paragraph 4, the terms:

               (i) "Base Year" shall mean the calendar year 1997.

               (ii) "Calendar Year" shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.

               (iii) "Tenant's Proportionate Share" at any time shall mean the percentage obtained by dividing the rentable area of the Premises at such time by the rentable area of the Building. Subject to Tenant's ability to lease a portion of a Space early as provided in Paragraph 1 (g) above, effective as of the Commencement Date set forth below, "Tenant's Proportionate Share" shall be the corresponding cumulative amounts set forth below:

     Space Commencement Date          Tenant's Proportionate Share
     -----------------------          ----------------------------

          Space No. 1                         1.540%
          Space No. 2                         3.081%
          Space No. 3                         4.621%
          Space No. 4                         6.161%

               (iv) "Taxes" shall mean all real estate taxes and assessments (general, extraordinary, special or otherwise) transit taxes, water and sewer rents, taxes based upon the receipt of rent, including gross receipts or sales taxes, or similar impositions and expenses, levied or assessed upon or with respect to the Land and/or Building and ad valorem taxes for any personal property used in connection therewith and all taxes levied or assessed upon or with respect to the leasing, use or occupancy of the Property or any part thereof or the rents or receipts paid or payable to Landlord therefrom (including, without limitation, any general gross receipts tax and any income tax levied or assessed especially with respect to real property or any type of real property which includes the Property), which Landlord shall become obligated to pay with respect to the Property during any Calendar Year, and portion of which occurs during the Term (without regard to any different fiscal year by the respective governmental or municipal authority). Should the State of Illinois, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Property, impose a tax, assessment, charge or fee, which Landlord shall be required to pay, wholly or partially in substitution for or in addition to any of the above Taxes, all such taxes, assessments, fees or charges shall be deemed to constitute Taxes hereunder. "Taxes" for each Calendar Year subsequent to the Base Year shall include all fees and costs, including attorneys' fees, appraisals and consultants' fees, reasonably incurred by Landlord in seeking to obtain a reduction of, or a limit on, any increase in any Taxes (regardless of whether any reduction or limitation is obtained). "Taxes" shall not include Landlord's net income taxes (except as otherwise expressly provided in the Paragraph 4 (a) (iv) with respect to new Taxes as a substitution for or in addition to any of the above Taxes) or franchise taxes.

               (v) "Operating Expenses" shall mean all reasonable expenses, costs and disbursements (other than Taxes) of every kind and nature (determined for the applicable Calendar Year on an accrual basis and, to the extent applicable, in accordance with generally accepted accounting principles consistently applied) paid or incurred by or on behalf of Landlord in connection with the ownership, management, operation, maintenance or repair of the Property, except the following:

               (A) Costs of alterations of any tenant's premises;

               (B) Principal or interest payments on loans secured by mortgages or trust deeds on the Building and/or on the land.

               (C) Costs of capital improvements (as determined in accordance with generally accepted accounting principles), except that Operating Expenses shall include the cost as amortized over such number of years as Landlord may reasonably determine, with interest at the rate of 15% per annum on the unamortized amount, of any capital improvements made or installed after the Base Year which, (1) Landlord reasonably determines will have the effect of reducing (or limiting an expected increase of) any component cost included within Operating Expenses (provided the amount of such costs included in Operating Expenses in any Calendar Year shall not exceed the amount that Operating Expenses were reduced (or an expected increase was limited) for such Calendar Year, as reasonably determined by Landlord), (2) are made or installed to keep the Property in compliance with all governmental rules and regulations applicable from time to time thereto, or (3) under generally accepted accounting practices maybe expenses or treated as deferred expenses (and the amortization and interest so determined for each Calendar Year shall be included in Operating Expenses for that Calendar Year);

               (D) Leasing commissions for space in the Building;

               (E) The cost of any work performed or services provided (such as separately metered electricity) for any tenant (including Tenant) at such tenant's cost, or provided by Landlord without charge as a concession (such as free rent or improvement allowances);

               (F) The cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, retail store, sundry shop, newsstand, concession, or athletic or recreational club, unless provided as an amenity to all tenants without additional charge;

               (G) The salaries of Landlord's personnel above the level of Building Manager (provided portions of the salaries and other employment costs of off-site personnel of all levels who provide accounting services for the Building, as reasonably allocated by Landlord to the Building, may be included in Operating Expenses);

               (H) The cost of any work performed or service provided for any tenant of the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than that made available to Tenant;

               (I) The cost of any work performed or service provided (such as electricity) for any facility other than the Building (such as a garage) for which fees are charged;

               (J) The cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building other than through payments comparable to the payments required of Tenant hereunder pursuant to this Paragraph 4), or otherwise;

               (K) Depreciation and rental under any ground lease or other underlying lease;

               (L) Costs incurred in procuring new tenants, or any fee in lieu of real estate brokerage commissions;

               (M) Any advertising expenses;

               (N) Any costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

               (O) Payments for rented equipment, the cost of which equipment would constitute a capital expenditure which Landlord could not include in Operating Expenses if such equipment were purchased;

               (P) Any expenses for repairs or maintenance which are covered by warranties, guarantees or service contracts, to the extent such warranties, guarantees and service contracts are actually honored; and

               (Q) Legal expenses arising out of the enforcement of the provisions of any lease, including this Lease, or out of negotiating leases.

          (b)  EXPENSE ADJUSTMENT

               (i) Tenant shall pay as additional rent for each Calendar Year, that amount ("Expense Adjustment Amount") which is Tenant's Proportionate Share of the amount of by which the Operating Expenses incurred with respect to such Calendar Year exceed the amount thereof incurred with respect to the Base Year. If the occupancy at anytime during the Base Year or any Calendar Year is less than ninety-five percent (95%), then Operating Expenses for that Base Year or Calendar Year shall be "grossed up" to that amount of Operating Expenses that Landlord reasonably projects would normally be expected to be incurred during the Base Year or Calendar Year if the Building were ninety-five percent (95%) occupied during the entire Base Year or Calendar Year. Landlord shall provide in Landlord's annual statement of the Expense Adjustment Amount a reasonably detailed description of the methodology employed by Landlord to achieve the gross up of the Operating Expenses. Only those component expenses that are affected by variations in occupancy levels shall be grossed up. Taking account of the different Base Year Operating Expenses for the tenants of the Building, if during any Calendar Year, as a result of the foregoing "gross up" provision, the total increases charged to tenants in the Building exceed one hundred percent (110%) of the actual increase in Operating Expenses paid by the Landlord over the Base Year Operating Expenses, then Tenant's

Proportionate Share of the amount in excess of one hundred percent (100%), as grossed up, shall be returned to Tenant.

               (ii) The Expense Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments, payable in advance on the first day of each calendar month during the course of such year, in amounts estimated from time to time by Landlord and communicated by written notice to Tenant. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with generally accepted accounting principles. Following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based on Operating Expenses for such Calendar Year, and Landlord shall deliver to Tenant a statement of such amount (based upon generally accepted accounting principles, to the extent applicable) and Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such statement. Landlord shall use reasonable efforts to deliver such statement by April 1 of the immediately following Calendar Year (provided Landlord's failure to deliver the statement by such date shall not affect Landlord's or Tenant's obligations in this clause
(ii)). If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceed the actual Expense Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord's option, such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in Default hereunder. Tenant's obligations to pay the Expense Adjustment Amount and Landlord's obligations to refund any excess amount shall survive the expiration or earlier termination of this Lease.

          (c) ADJUSTMENT FOR SERVICES NOT RENDERED BY LANDLORD. If Landlord is not furnishing any particular work or service (the cost of which, if furnished by Landlord would be included in Operating Expenses) to a tenant who had undertaken to itself to perform or obtain such work or service in lieu of the furnishing thereof by Landlord, Operating Expenses shall be deemed for purposes of this Paragraph 4 to be increased by an amount equal to the additional Operating Expenses, as reasonably determined by Landlord, which would have been incurred during such period if Landlord had at its own expense furnished such work or service to such tenant.

          (d) TAX ADJUSTMENT. Tenant shall pay as additional rent, in addition to the Base Rent required by Paragraph 2 hereof, an amount ("Tax Adjustment Amount") equal to Tenant's Proportionate Share of the amount by which the Taxes with respect to each Calendar Year exceeds the Taxes with respect to the Base Year. The Tax Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments, payable in advance on the first day of each calendar month during the course of such year in amounts estimated from time to time by Landlord and communicated by written notice to Tenant. Following the close of each Calendar Year, Landlord shall cause the amount of the Tax Adjustment Amount for such Calendar Year to be computed based on Taxes for such Calendar Year and Landlord shall deliver to Tenant a statement of such amount and Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual Tax Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord's option such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in Default hereunder (provided that if such excess exceeds the monthly installment of Rent next coming due, such excess shall be refunded to Tenant, rather than credited against Rent, by Landlord). The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment required to be paid during such year as if Landlord had elected to have such special assessment paid over the maximum period of time permitted by law; if the authority to whom such assessment is to b paid shall not permit such assessment to be paid in installments, the amount of such assessment shall be treated as being amortized over such number of calendar years, beginning with the Calendar Year in which the assessment is payable, as Landlord shall reasonably determine, with interest at the rate of 15% per annum on the unamortized amount, and such amortization and interest for each Calendar Year shall be included in Taxes for that Calendar Year.

          (e) PARTIAL YEAR. If only part of any Calendar Year shall fall within the Term, the amounts computed as additional rent, with respect to such Calendar Year under the foregoing provisions of this Paragraph 4 shall be prorated in proportion to the portion of such Calendar Year falling within the Term, but the expiration or termination of this Lease prior to the end of such Calendar Year shall not impair Tenant's obligation hereunder to pay such prorated portion of such additional rent with respect to that portion of such year falling within the Term, and such obligation shall survive the expiration or termination of this Lease.

          (f) DISPUTES. Any statement furnished to Tenant by Landlord under the provisions of this Paragraph 4 shall constitute a final determination as between Landlord and Tenant as to the rent set forth therein due from Tenant for the period represented thereby, unless Tenant, within ninety (90) days after such statement is furnished, shall give a notice to Landlord that it disputes the correctness thereof, specifying in detail the basis for such assertion. Pending resolution of such dispute, Tenant shall pay all disputed amounts in accordance with the statement furnished by Landlord. Landlord agrees, upon prior written request, during normal business hours to make available for Tenant's inspection, at Landlord's offices, Landlord's books and records which are relevant to any items in dispute. If Tenant makes such timely written exception, a certification as to the proper amount of Expense Adjustment Amount and Tax Adjustment Amount shall be made by an independent certified public accountant selected by Landlord (but reasonably acceptable to Tenant), which shall be final and conclusive. Tenant agrees to pay the cost of such certification unless it is determined that Landlord's original determination of the Expense Adjustment Amount and Tax Adjustment Amount was in error by more than five percent (5%), in the aggregate, in which case Landlord agrees to pay the cost of such certification.

          (g) PLACE OF PAYMENT. Tenant shall, without any demand therefor and without setoff, reduction or recoupment, pay, to landlord's agent, Amerimar Adams Management Co., Inc. at 200 West Adams Street, Suite 1201, Chicago, Illinois 60606 Attention: Accounts Payable ("Agent") or to such other person and/or at such other place as Landlord may from time to time direct by notice given to Tenant, the Base Rent as well as all other sums which may become due by Tenant under this Lease. All such other sums shall be payable as additional rent. All checks shall be made payable to ADAMS FAMILY, L.L.C. Tenant hereby covenants and acknowledges that Tenant's obligation to pay Base Rent and all additional rent pursuant to this Paragraph 4 is independent of each and every of Landlord's covenants and agreements contained in this Lease.

          (h) DELAY IN COMPUTATION. Delay in computation of the Expense Adjustment Amount or the Tax Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord's right to collect any of such amounts. Notwithstanding the foregoing, if Landlord fails to provide Tenant with a statement of Tenant's Expense Adjustment Amount for any Calendar Year by April 1 of the immediately following Calendar Year, any deficiency owed by Tenant to Landlord shall be payable by Tenant in equal monthly installments over the balance of such Calendar Year. Furthermore, if Landlord fails to notify Tenant of any deficiency owed by Tenant with respect to Tenant's Expense Adjustment Amount or Tax Adjustment Amount for any calendar Year within two (2) years after the expiration of such Calendar Year, Landlord shall be deemed to have waived its right to collect such deficiency.

          (i) NO CREDIT. Tenant shall not be entitled to any rebate or credit in the event either Taxes or Operating Expenses for any Calendar Year is lower than the Base Year.

     5. USE OF PREMISES. Tenant shall use and occupy the Premises solely for general office purposes, including occasional client seminars, in keeping with the general use of the other tenants of the Building, and for no other purpose. The maximum permitted occupancy of the Premises is one person for each 175 rentable square feet of the Premises (excluding (i) occasional, short-term occupancy by a reasonably greater number of persons in connection with presentations to Tenant's customers and (ii) occupancy by a greater number of persons necessitated by Landlord's failure to deliver any Space to tenant when required under this Lease).

     6. CONDITION OF PREMISES. Tenant's taking possession of the Premises or any portion thereof shall be conclusive evidence that the Premises or any such portion was in good order and satisfactory condition when Tenant took possession, subject to Landlord's obligation to provide the Base Building improvements described in Exhibit "F" attached hereto. At the expiration or other termination of this Lease or of Tenant's right of possession, Tenant shall leave the Premises, and during the Term will keep the same, in good order and condition, ordinary wear and tear, damage by fire or other casualty (which fire or other casualty has not occurred through the negligence of Tenant or those claiming under Tenant or their employees or invitees respectively) alone excepted; and for that purpose, Tenant shall make all necessary repairs and replacements. Tenant shall give Landlord prompt notice of any damage to or accident upon the Premises and of any breakage or defects in the window glass, wires or plumbing, heating, ventilating or cooling or electrical apparatus or systems on or serving the Premises. Landlord shall comply with all laws, rules, orders, ordinances and regulations at anytime issued or in force by any lawful authority, applicable to any common areas of the Building to which Tenant has access and to the Base Building mechanical, electricity and plumbing systems serving the Premises. Tenant shall at the expiration or termination of this Lease or of Tenant's right of possession, remove from the Premises all furniture, trade fixtures, office equipment and all other items of Tenant's property so that Landlord may again have and repossess the Premises. Tenant shall comply with all laws, rules, orders, ordinances and regulations at anytime issued or in force by any lawful authority, applicable to Tenant or any other occupant of the Premises, or to the Premises, or to the use or occupancy of the Premises. Tenant shall repair, at or before expiration or termination of this Lease or of Tenant's right of possession, all damage done to the Premises or any other part of the Building by installation or removal of furniture and property by Tenant or any subtenant or any agent, employee or invitee of Tenant or any subtenant. Tenant shall, upon demand, pay to Landlord the amount of any damages suffered or incurred by Landlord as a result of any injury to any part of the Property other than the Premises, done by Tenant or any subtenant or any agent, employee or invitee of Tenant or any subtenant.

     7.    SERVICES.

          (a) LIST OF SERVICES. Landlord shall provide the following services, and no others, on all days during the Term, except Sundays and holidays, unless otherwise stated:

               (i) Landlord shall provide heating and air conditioning when necessary for normal comfort in the Premises (but Landlord shall not be required to provide heating or air conditioning to any extent in excess of that which is within the parameters of any federal, state or local requirements or recommendations which may be applicable or with which Landlord in good faith may decide to comply) from Monday through Friday, during the period from 8 a.m. to 6 p.m. and on Saturday during the period from 8 a.m. to 1 p.m., holidays excepted. Tenant, within ten days after its receipt of each bill therefor, will pay for all heating and air conditioning requested and furnished at other times (the current after-hours charge for heating and air conditioning is $100 per hour per floor, which charge is subject to change from time to time) or required due to heat producing equipment, or equipment requiring a controlled climate, installed by or for Tenant, at reasonable and non-discriminatory rates to be established from time to time by Landlord. "Holidays" means: Thanksgiving Day, Christmas Day, New Year's Day, Memorial Day, Independence Day, Labor Day and any other day recognized as a holiday by the service unions representing workers providing services to the Building or customarily designated as a holiday by landlords operating first-class office buildings in the downtown area of the City of Chicago. If the Building standard air conditioning facilities serving the Premises are not sufficient to meet the requirements specified above or if Landlord's ability to provide sufficient air conditioning services to any other occupant in the Building is adversely affected because (i) the Premises are occupied by more than one person for each 200 rentable square feet of the Premises; (ii) the connected electrical load of lighting fixtures and desk-top portable office equipment operated in the Premises exceeds the limits stated in the first sentence of subparagraph 7(a)(ii) below; or (iii) Tenant's activities in the Premises (other than normal business office activities) materially and adversely affect the temperature in the Premises or the Building, then Tenant, at its sole expense, shall either (i) furnish, install, maintain and operate sufficient supplemental air conditioning facilities in the Premises to eliminate such condition or (ii) modify its occupancy, its use of electricity or its activities to eliminate such condition. If Tenant fails to eliminate such condition as required above within thirty (30) days after written notice from Landlord, Landlord, at Tenant's expense, may install such supplementary air conditioning facilities in the Premises.

               (ii) Subject to subparagraph 7(b) hereof, Landlord shall provide electrical energy for standard building lighting fixtures provided by Landlord and for the operation of desk-top portable office equipment, provided that (A) the connected electrical load of such equipment does not exceed an average of one watt per square foot of the Premises and (B) the electricity so furnished for equipment uses will be at a nominal 120 volts and no electrical circuit for the supply of such use need have a current capacity exceeding 20 amperes. If Tenant's requirements for electricity are in excess of those set forth in the preceding sentence, and if, in Landlord's sole judgment, Landlord's facilities are inadequate for such additional requirements and if electrical energy for such additional requirements is available to

Landlord, Landlord upon written request and at the sole cost and expense of Tenant will furnish and install, or, at Landlord's sole discretion, permit Tenant to furnish and install, such additional wires, risers, conduits, feeders and switchboards as reasonably may be required to supply such additional requirements of Tenant provided (1) that the same shall be permitted by applicable laws and insurance regulations, (2) that, in Landlord's sole judgment, the same are necessary and will not cause permanent damage or injury to the building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with or disturb other tenants or occupants of the Building, (3) that, in Landlord's sole judgment, the same will not in any way diminish or adversely affect the electricity which Landlord deems should remain available for other tenants, and (4) that Tenant, at Tenant's expense, shall concurrently with the making of such written request, execute and deliver to Landlord, Tenant's written undertaking, in form and substance satisfactory to Landlord, obligating Tenant to fully and promptly pay the entire cost and expense of so furnishing and installing any additional wires, risers, conduits, feeders and/or switchboards.

Tenant shall bear the reasonable and non-discriminatory cost of replacement of lamps, starters and ballasts for lighting fixtures, and shall reimburse Landlord therefor within 15 days of Landlord's submission of each bill therefor.

               (iii) City water from the regular Building outlets for drinking, lavatory and toilet purposes.

               (iv) Janitorial services Monday through Friday in and about the Premises (except holidays), generally in accordance with the specifications attached hereto as Exhibit "D". If any material use made of the Premises after 6 p.m. shall by reason of work force scheduling or security, overtime, union rules, general security or otherwise cause any increase in Landlord's cost for providing janitorial services, Tenant shall, as additional rent, pay all bills for reimbursement of Landlord for such increase, within 10 days after Tenant's receipt of such bill.

               (v) Automatic passenger elevator service at all times for authorized building personnel.

          (b) BILLING FOR ELECTRICITY. Tenant's use of electric service shall be separately metered and Tenant shall pay the costs of all electricity used in the Premises directly to the utility company providing the same.

          (c) INTERRUPTION OF SERVICES. Tenant agrees that Landlord shall not be liable for damages (by abatement of rent or otherwise) for failure to furnish or any delay in furnishing any service, or for any diminution in the quality of quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, renewals, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort do to do, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of the Tenant's use and possession of the Premises or to relieve Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, if for any reason other than as a result of an act or omission of Tenant or any of its subtenants, assignees, agents, employees, contractors or invitees, or other than as a result of a fire or casualty as described in Paragraph 11 below, any service is not furnished to the Premises and if as a result thereof the Premises, or a "material part" (as defined below) of the Premises, is rendered untenantable or inaccessible for a period of five (5) consecutive business days, and Tenant does not occupy the Premises, or such material part thereof which is rendered untenantable or inaccessible, during such 5-business day period, then as Tenant's sole remedy for such failure to furnish such service during such period, the Base Rent, Expense Adjustment Amount and Tax Adjustment Amount payable for such portion of the Premises which Tenant does not so occupy shall abate for the period commencing on the expiration of said five (5) business day period and expiring on the date such service is restored or Tenant is able to resume occupancy of the Premises or such material part thereof, as the case may be. Furthermore, if for any reason other than as a result of an act or omission of Tenant or any of its subtenants, assignees, agents, employees, contractors or invitees, or other than as a result of a fire or casualty as described in Paragraph 11 below, any service is not furnished to the Premises and if as a result thereof all of the Premises is rendered untenantable or inaccessible for a period of two hundred forty (240) consecutive days, and Tenant does not occupy the Premises during such 240-day periods, then in lieu of continuing the abatement described in the preceding sentence, Tenant may elect to terminate this Lease effective as of the date the Premises were rendered untenantable by delivering written notice to Landlord within thirty (30) days after the expiration of such 240-day period, in which case neither party shall have any further liabilities or obligations hereunder, except those liabilities and obligations that are intended to survive the expiration or termination of this Lease. (As used herein, the phrase "material part" shall mean an amount in excess of thirty-three percent [33%] of the rentable area of the Premises which has been tendered to Tenant for occupancy as of the time of such interruption.)

          (d) EXISTING SUPPLEMENTAL HVAC. Five (5) supplemental cooling units (the "Supplemental Units") are currently located on the 27th floor of the Building. When Tenant leases a Space which includes any Supplement Units, Tenant shall have the right, at no additional charge, to use such Supplement Units. Tenant shall accept each Supplemental Unit in its "as is" condition. Tenant shall be responsible for all costs incurred to operate and maintain the Supplemental Units and shall enter into a contract, with a competent contractor, for the regular and preventative maintenance of the Supplemental Units. The Supplemental Units shall remain the property of Landlord and Tenant shall surrender each Supplemental Unit to Landlord at the Termination Date in the same condition as when Tenant first received the right to use such Supplement Unit, subject to reasonable wear and tear (provided Tenant may return a Supplemental Unit in a non-functioning state if its economic useful life has expired).

     8.   ALTERATIONS

          (a) Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld), make any alterations, improvements or additions to the Premises. Landlord shall notify Tenant whether it consents to a proposed alteration, improvement or addition (1) within three business days after receipt of all plans, specifications, and other items required by Landlord with respect to an alteration, improvement or addition that will cost less than $10,000 or (ii) within ten (10) days after receipt of all such items with respect to an alteration, improvement or addition that will cost $10,000 or more. If Landlord consents to any alterations, improvements or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, Landlord's approval of the contractors to perform the work, contractor's lien waivers, insurance against liabilities which may arise out of such work, plans, specifications and permits necessary for such work and as-build drawings upon completion of such work. Notwithstanding the foregoing, no consent shall be necessary for any alteration (i) if the cost of such alteration plus the cost of all other such decorative or cosmetic alterations on the particular floor during the preceding twelve (12) month period is less than $1.00 per rentable square foot of the Premises on such floor, (ii) that does not require the issuance of a building permit and (iii) that does not adversely affect the structural elements of the Building or the base Building mechanical, electrical or plumbing systems, the exterior of the Building, the common areas of the Building or the use by other tenants in the Building of their demised premises. Tenant shall notify Landlord of the performance of any such alteration promptly after completion. All work done by Tenant or its contractors pursuant to and in accordance with this Paragraph 8, or otherwise shall be done in a first-class workmanlike manner, using only good grades of materials and without disturbing other tenants, shall be done in compliance with all insurance requirements and all applicable laws or ordinances and rules and regulations of governmental departments or agencies and shall be done by responsible contractors and subcontractors approved by Landlord in advance (which approval shall not be unreasonably withheld or delayed) whose engagement will not in Landlord's reasonable opinion, and in fact does not, result in any labor dispute at the Building, whether in connection with any construction at the Building, the operation of the Building or otherwise.

          (b) All alterations, additions or improvements made by Tenant and all fixtures attached to the Premises shall become the property of Landlord and remain at the Premises or, at Landlord's option, any or all of the foregoing shall be removed at the cost of Tenant before the expiration or sooner termination of this lease and in such event Tenant shall repair all damage to the Premises caused by the installation and/or removal thereof. Notwithstanding the foregoing, at the time that Tenant request Landlord to consent to any alterations, additions or improvements (including the alterations, additions and improvements to be constructed by Tenant pursuant to the Work Letter Agreement), Tenant may request in writing that Landlord (i) identify which of such alterations, additions and improvements Landlord will be reserving its right to require Tenant to remove upon the expiration or sooner termination of this lease and/or (ii) allow tenant to remove specified alterations, additions and improvements upon such expiration or sooner termination of this Lease, and in the event of any such request, Landlord agrees to notify Tenant in writing of its response to the applicable request within fifteen (15) days after Tenant's request. Tenant shall not permit or suffer any signs, advertisements or notices to be displayed, inscribed upon or affixed on any part of the outside of the Premises, or in the Building, except on the directory board to be provided by Landlord and on the entrance doors of the Premises, provided, however, that Tenant shall not display, inscribe or affix any sign on such directory board or on the entrance doors of the Premises without, in each instance, obtaining the prior written approval from Landlord as to the size, color and style of such sign. Landlord shall have the right to remove unauthorized signs at Tenant's expense.

     9. LIENS. Tenant shall not permit there to be filed of record against the Property or Landlord's interest therein or any part of either, and shall forthwith remove or have removed, any mechanics' or materialmens' or other lien, or claim thereof, filed by reason of work, labor, services or materials provided for or at the request of Tenant (other than work, labor, services or materials provided by Landlord) or any subtenant or occupant or for any contractor or subcontractor employed by Tenant or any subtenant or occupant, and shall exonerate, protect, defend and hold free and harmless landlord against and from any and all such claims or liens. Without limitation of the foregoing, if any such claim or lien be filed of record and Tenant shall not cause such claim or lien to be released within five (5) business days after written notice from Landlord, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due in the claim or lien or by procuring the discharge of such lien or claim by deposit or by bonding proceedings, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of any action for the foreclosure of such lien by the claimant or lienor and to pay the amount of any judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses, including, without limitation, reasonable attorneys' fees, in connection therewith, together with interest thereon at the Lease Interest Rate (hereinafter defined) from the respective dates of Landlord's making of the payments and incurring of the costs and expenses, shall constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

     10.  INSURANCE AND WAIVER OF SUBROGATION

          (a) During the Term, Tenant at its sole cost shall maintain, with responsible insurance companies reasonably acceptable to Landlord and qualified to do business in the State of Illinois, general comprehensive public liability insurance with the broad form commercial liability endorsement including contractual liability insurance covering Tenant's indemnity obligations hereunder, insuring against claims for personal injury (including death) and property damage, with respect to Tenant's activities and property in, on and about the Premises, and with respect to occurrences arising out of or related to this Lease and/or Tenant's use or occupancy of the Premises and the Property and the activities therein, there on and thereabout of Tenant and any subtenants and their respective servants, employees, agents, invitees and licensees, with coverage on an occurrence basis in all cases of not less than a combined single limit of $2,000,000 per occurrence. Landlord, Landlord's beneficiary ("Beneficiary") (if at any time Landlord is a trustee under a land trust), Amerimar Adams Management Company, Inc. ("Manager"), or any other manager of the Building, any Mortgagee (as hereinafter defined) and, if Landlord requires, Landlord's architect or contractor who may perform services or work in, on, about or in connection with the Premises, and the respective agents, partners and employees of the foregoing, all as their interest may appear, shall be designated additional insureds in the policies for such insurance (provided Landlord has notified Tenant in writing of the identify of such parties). Said policies shall contain endorsements providing that the naming of additional insureds shall not operate to limit or void the coverage of any named insured or additional insured relating to claims by another named insured or additional insured. Tenant shall, prior to the commencement of the Term, and at least 30 days prior to the expiration date of each policy which Tenant is required by this Lease to maintain, furnish to Landlord certificates evidencing the coverage required hereinabove in this Paragraph and the renewal thereof, which certificates shall state that such insurance coverage may not be materially changed or cancelled without at least twenty (20) days prior written notice to Landlord. The aforesaid amount of required insurance coverage may, from time to time, be increased, in Landlord's reasonable discretion, effective upon the 60th day after Landlord shall have given Tenant notice specifying the new amount. During the Term, Tenant, at its sole cost, shall maintain "all risk" physical damage insurance including fire, sprinkler, leakage, vandalism and extended coverage for the full replacement cost of all additions, improvements and alterations to the Premises and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises.

          (b) Tenant shall not do or commit, or suffer or permit to be done of committed, any act or thing as a result of which any policy of insurance of any kind on or in connection with the Property shall become void or suspended, or any insurance risk on or in connection with the Building or any other portion of the Property (other than risks inherent in the operation of a general business office) shall (in the opinion of the insuring companies or any insurance organization) be rendered more hazardous. Tenant shall pay as additional rent the amount of any increase of premiums for such insurance, resulting from any breach of this covenant.

          (c) Landlord agrees to maintain in force and effect during the Term all-risk fire and extended coverage insurance (or a reasonable equivalent thereof) in an amount equal to at least 80% of the replacement cost of the Building (insuring the shell and core on the Building and the Building systems). Landlord shall also carry commercial general liability insurance with respect to the Building in amounts and with coverages deemed prudent by Landlord. Landlord's liability insurance policies shall be excess and non-contributory of Tenant's liability insurance policies. The cost and expense of all such insurance shall be included in the Operating Expenses. Notwithstanding the foregoing, Landlord reserves the right to self-insure any risks which it elects to self-insure pursuant to a bona fide self-insurance program (including, without limitation, the risks that would otherwise be covered by the policies described above).

          (d) As used in this Paragraph 10(d) and in Paragraph 12 hereof only, "Landlord" shall mean Landlord, Beneficiary (if Landlord is a trustee under a land trust), Manager, any other manager of the Building, any Mortgagee, and the respective partners, shareholders, agents, employees, officers and directors of the foregoing. Notwithstanding anything herein to the contrary, and to the extent permitted by law, Tenant and Landlord hereby release the other party from any and all liability for any loss, damage or injury to such party's property which is covered by insurance carried (or required hereunder to be carried) by such party (and each party shall be responsible for the deductibles under its own insurance policies, notwithstanding that such loss, damage or injury shall have arisen out of the negligence of the other party. The policies of insurance which Landlord and Tenant are required to maintain under this Lease shall contain a clause to the effect that such release shall not affect said policy or the right of the insured to recover thereunder and that the insurer waives all rights of subrogation which such insurer may have against Tenant and Landlord, respectively.

     11.  FIRE OR CASUALTY.

          (a) If the Premises or the Building (including machinery or equipment used in the operation of the Building) shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises (in the case of the Premises, substantial shall mean 20% or more of the area of the Premises) or Building untenantable, then Landlord shall repair and restore the Premises (exclusive of tenant finishes and/or build-outs) or the core and shell of the Building with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control. If any such damage renders all or a substantial portion of the Premises or Building untenantable, Landlord shall within ninety (90) days after such casualty give written notice (the "Repair Notice") to Tenant of whether Landlord intends to repair and restore the Building and Premises and, if Landlord elects to repair and restore, Landlord's reasonable estimate of the time necessary to complete such work (the "Estimated Restoration Period"). If the Estimated Restoration Period expires more than two hundred forty (240) days from the date of the Repair Notice, Tenant or Landlord shall have the right to terminate this Lease (with appropriate prorations of rent being made for Tenant's possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to the other party at anytime within thirty (30) days after the date Landlord delivers the Repair Notice and thereafter Landlord shall have no obligation to repair or restore. If the Estimated Restoration Period expires less than two hundred forty (240) days from the date of the Repair Notice, this Lease shall continue in full force and effect. Rent shall abate from the date of such casualty until the earlier to occur of (i) substantial completion of the restoration of the Premises or (ii) Tenant's occupancy thereof, on those portions of the Premises as are, from time to time, untenantable as a result of such damage.

          (b) Notwithstanding anything contained in Paragraph 11(a) of this Lease to the contrary, if all or a part of the Premises is damaged by any casualty and Landlord elects to repair the Premises but fails to substantially complete such repairs within sixty (60) days after the expiration of the Estimated Restoration Period, subject to force majeure delays, then as

Tenant's sole and exclusive remedy therefor, Tenant may terminate this Lease by delivery of written notice thereof to Landlord within ten (10) days after the expiration of the aforesaid 60-day period. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease as aforesaid if Tenant, or any assignee or subtenant of Tenant, or any of Tenant's officers, directors, employees, invitees, agents or contractors causes, in whole or in part, (i) such damage to the Premises or (ii) any delay in the repair of such damage to the Premises.

          (c) Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Paragraph 11 to repair or restore any portion of any alterations, additions or improvements in the Premises or the decorations thereto except to the extent that such alterations, additions, improvements and decorations were provided by Landlord, at Landlord's cost, at the beginning of the Term.

     12.  WAIVER OF CLAIMS - INDEMNIFICATION.

          (a) To the extent not prohibited by law, Landlord shall not be liable for, and Landlord is hereby released by Tenant from all liability for, any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons claiming through Tenant due to the Property or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening or any accident or event in, on or about the Property, or due to any act or neglect of any tenant or occupant of the Building or of any other person. This provision shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether or not such act or neglect occurred before, at or after the execution of this Lease, and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property of Tenant upon the Premises, or upon receiving and holding areas, or elsewhere in, on or about the Property, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Tenant acknowledges and agrees that the parties have carefully analyzed all risks to persons and property associated with this Lease and Tenant's occupation of the Premises and that the parties have sought to have all such risks protected by adequate insurance. Accordingly, each party has the burden to maintain specific types of insurance as provided in Paragraph 10 above and the parties have allocated the risks among such insurance policies as provided by the mutual waiver in Paragraph 10(d) above. Thus, to the extent permitted by law, and to the extent covered by insurance (or required pursuant to this lease to be covered by insurance), the foregoing waivers in this Paragraph 12 (a) shall apply to liability, damage, loss or claims arising out of or in connection with the negligence or wilful misconduct of Landlord, its agents, employees, contractors and invitees (without limitation to the application of the foregoing waivers to all other circumstances not involving the negligence or wilful misconduct of Landlord, its agents, employees, contractors and invitees).

          (b) Without limitation of any other provisions hereof, Tenant agrees to defend, protect, indemnify and save harmless Landlord from and against all liability to third parties arising out of the acts of Tenant or any subtenant or the servants, agents, employees, contractors, suppliers, workmen and invitees of Tenant or any subtenant.

          Tenant agrees to indemnify and save harmless, and upon request defend, Landlord against and from any and all claims by or on behalf of any person, arising out of or related to

               (a) Tenant's use or occupancy of the Premises or the conduct of its business, or any activity, work, or thing, permitted or suffered by Tenant, in, on or about the Premises or the Property,

               (b) any occurrence, in, on or about the Premises,

               (c) any breach or default on Tenant's part in the performance or observance of, or compliance with, any term, covenant or condition on Tenant's part to be performed pursuant to the terms of this Lease, or

               (d) any act or negligence of Tenant or any subtenant, or any of their respective agents, contractors, servants, employees, invitees or licensees,and from and against all costs, counsel fees, expenses penalties, fines and liabilities which Landlord may suffer or incur in connection with any such claim and any action or proceeding brought with respect thereto. In the event that any action or proceeding shall be brought by reason of any such claim, against any party to be indemnified hereunder, Tenant covenants that Tenant, upon notice from such party and at Tenant's expense, shall resist and defend such action or proceeding by counsel reasonably satisfactory to such party. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge by Tenant of any Hazardous Material (as defined in Paragraph 28 below). All of Tenant's obligations under this Paragraph 12, and any and all sums due from Tenant hereunder shall survive the expiration or termination of this Lease. Notwithstanding anything in this Paragraph 12(b) to the contrary, Tenant shall not be obligated to indemnify Landlord with respect to claims arising out of Landlord's negligence or wilful misconduct except, and to the extent, such indemnity is covered by Tenant's liability insurance.

               (c) Except with respect to liabilities, costs and claims that are waived pursuant to Paragraphs 10(d) or 12(a) above, Landlord agrees to defend, protect, indemnify and save harmless Tenant from and against all liability to third parties arising out of or related to any negligence or wilful misconduct of Landlord or any of its agents, contractors, servants or employees and from and against all costs, counsel fees, expenses, penalties, fines and liabilities which Tenant may suffer or incur in connection with any such claim and any action or proceeding brought with respect thereto. All of Landlord's obligations under this Paragraph 12(c) and any and all sums due from Landlord hereunder shall survive the expiration or termination of this Lese.

     13. NONWAIVER. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No payment by a party or receipt by the other party of a lesser amount that the amount required herein shall be deemed to be other than on account of the amount owed, nor shall any endorsement or statement on any check or any letter accompanying any check or payment due from either party be deemed an accord and satisfaction, and the other party may accept such check or payment without prejudice to the other party's right to recover the balance of such amount owed or pursue any other remedy provided in this Lease. No receipt of moneys by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, suit or judgment.

     14. CONDEMNATION. In the event that the whole of the Premises shall be lawfully condemned or taken for a public or quasi-public use, this Lease shall terminate as of the date that possession is to be surrendered to the condemnor or taking authority. In the event that there shall be a lawful condemnation or taking for any public or quasi-public use of any part of the Building, without there being condemned or taken a material part of the Premises, then, at the option of Landlord, exercisable by notice given to Tenant not later than 90 days after the date upon which Landlord receives notice of the taking or condemnation, this Lease shall terminate as of the date that possession of the Premises taken is required to be surrendered to the condemnor or taking authority. In the event that there shall be a lawful condemnation or taking for any public or quasi-public use of all or a material part of the Premises, then, at the option of either party, exercisable by notice given to the other party not later than ninety (90) days after the date upon which Landlord receives notice of the taking or condemnation, this Lease shall terminate as of the date that possession of the Premises taken is required to be surrendered to the condemning or taking authority. In the event of any such taking or condemnation, of all or any part of the Premises or of all or any part of the Property, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of such taking or condemnation; and all rights of Tenant to damages therefore are hereby assigned by Tenant to Landlord and Tenant shall have no claim against Landlord or the condemnor for the value of the unexpired term of this Lease. However, the foregoing provisions of this section shall not be construed to deprive Tenant of the right to claim and receive payment from the condemnor or taking authority for the then bookvalue of Tenant's trade fixtures and improvements installed at Tenant's expense and moving and related expenses as long as such claim or the payment thereof does not reduce the award which Landlord would otherwise be entitled to receive. In the event of any such taking or condemnation of part of he Premises, the Base Rent, the Tax Adjustment and the Operating Expense Adjustment shall be proportionately reduced from the date that possession is required to be surrendered to the condemnor or taking authority.

     15.  ASSIGNMENT AND SUBLETTING.

          (a) Tenant shall not, without the prior written consent of Landlord (which consent with respect to an assignment or subletting shall not be unreasonably withheld as provided in Paragraph 15(f) below, (i) assign, transfer, convey or mortgage this Lease of any interest hereunder; (ii) suffer to occur or permit to exist any assignment of this Lease, or any lien or charge upon Tenant's interest, involuntarily or by operation of law; (iii) sublet the Premises or any part thereof, or (iv) permit the use of the Premises or any part thereof by any parties other than Tenant and its employees. Any such action on the part of Tenant shall be void and of no effect. Landlord's consent to any transfer or Landlord's election to accept any transferee as the tenant hereunder and to collect rent from such transferee shall be at Landlord's sole and exclusive discretion (provided Landlord shall not unreasonably withhold its consent to any assignment or subletting, as provided is subparagraph 15(f) below) and shall not release Tenant or any subsequent tenant from any covenant or obligation under this Lease. Landlord's consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord's right to withhold its consent to any future assignment, subletting, or transfer. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings, except as provided by law.

          (b) At least thirty (30) days prior to any proposed subletting or assignment, Tenant shall submit to Landlord a statement seeking Landlord's consent and containing the name and address of the proposed subtenant or assignee, the terms of the proposed sublease or assignment and such financial and other information with respect to the proposed subtenant as Landlord reasonably may request. Landlord shall indicate its consent or non-consent within ten (10) days of its receipt of said statement.

          (c) If Landlord consents to any assignment or sublease of any portion of the Premises, as a condition of Landlord's consent, Tenant shall pay to Landlord 50% of all profit derived by Tenant from such assignment or sublease. Any rent in excess of that paid by Tenant hereunder realized by reason of such assignment or sub-lease (after initially deducting therefrom the amount of all reasonable brokerage commissions, cash allowances, tenant improvement costs and legal fees actually paid by Tenant in connection with such transfer) shall be deemed an item of such profit. Tenant shall furnish Landlord with a sworn statement, certified by an officer of Tenant, setting forth in detail the computation of profit (which computation shall be based upon generally accepted accounting principles), and Landlord, or its representatives, shall have access to the books, records and papers of Tenant in relation thereto, and to make copies thereof. If a part of the consideration for such assignment shall be payable other than in cash, the payment to Landlord shall be payable in accordance with the foregoing percentage of the cash and other non-cash considerations in such form as is satisfactory to Landlord. Such percentage of Tenant's profits shall be paid to Landlord promptly by Tenant upon Tenant's receipt from time to time of periodic payments from such assignee or subtenant or at such other earlier time a Tenant shall realize its profits from such assignment or sublease.

          (d) If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord, at Landlord's option and written request, in the event this Lease terminates before the expiration of the sublease.

          (e) If Tenant is a corporation (other than a corporation whose shares are traded on a public securities exchange), a change or series of changes in ownership of stock which would result in direct or indirect change in ownership by the stockholders or an affiliated group of stockholders of more than forty nine percent (49%) of the outstanding stock as of the date of the execution and delivery of this Lease shall be deemed to be a transfer of this Lease for the purpose of Paragraph 15(a). If Tenant is a partnership, joint venture, or a limited liability company, any transaction or series of transactions (including, without limitation, any withdrawal or admittance of a partner, or a member, as the case may be, or any change in any partner's or member's interest, as the case my be in Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, shall be deemed to be a transfer of Tenant's interest under this Lease for the purposes of Paragraph 15(a). The term "control" as used in this Paragraph 15(e) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant.

          (f) Notwithstanding anything contained in this Paragraph 15 to the contrary, Landlord shall not unreasonably withhold its consent to any assignment or sublease. In addition to any other reasonable basis Landlord may have for withholding its consent to a proposed assignment or sublease, Landlord shall not be deemed to have unreasonably withheld its consent if: (i) the transferee is of a character or engaged in a business that is not in keeping with the standards or criteria used by Landlord in leasing the Building; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease; (iii) the purpose for which the transferee intends to use the Premises or portion thereof is in violation of the terms of this Lease or the lease of any other tenant in the Building; (iv) the transferee (whether or not a tenant of the Building) has received a written proposal from Landlord to lease space in the Building similar to the space Tenant proposed to assign or sublease; (v) the transferee's business operations will result in materially and substantially increase traffic in the Building; or
(vi) the transferee's business operations will result in a requirement for significant (in Landlord's reasonable judgment) alterations or improvements to the Building to comply with any applicable law, code, rule or regulation. If Landlord wrongfully withholds its consent to any proposed assignment or sublease, Tenant's sole and exclusive remedy therefor shall be to seek specific performance of Landlord's obligation to consent to such assignment or sublease (plus, if Tenant prevails, reimbursement for its reasonable fees and out-of-pocket expenses of its counsel in connection with such dispute).

          (g) Notwithstanding anything contained in this Paragraph 15 to the contrary, provided Tenant is not then in Default under this Lease, Tenant shall have the right to assign this Lease or sublease the Premises, or any part thereof, to an "Affiliate" (as defined below) without prior written consent of Landlord and without Landlord having the right to receive any profit, but only upon at least ten (10) days prior written notice to Landlord and subject to all of the other provisions of this Lease, specifically including, without limitation, the continuation of liability of Tenant under this Lease. In the event of an assignment of this Lease to an Affiliate, the Affiliate shall assume the obligations of the tenant under this Lease from and after the effective date of such assignment pursuant to a written assumption agreement executed and delivered to Landlord prior to the effective date of such assignment. For purposes of this Section 15(g), the term "Affiliate" shall mean any corporation or other entity controlling, controlled by or under the common control with Tenant or the surviving entity formed as a result of a merger of consolidation with Tenant. The word "control", as used herein, shall mean the power to direct or cause the direction of the management and policies of the controlled entity through ownership of more than fifty percent (50%) of the voting securities in such controlled entity (or, with respect to a company whose shares are traded on a public securities exchange, the ownership of a sufficient percentage of the voting securities in such company to direct the management and policies of the company). Nothing contained in this Section 15(g) shall permit an assignment of this Lease or the subleasing of the Premises to any Affiliate that is disreputable, non-creditworthy or otherwise not in keeping with the nature or class of tenants in the Building, as reasonably determined by Landlord.

     16. HOLDOVER. If Tenant or any person claiming through Tenant shall retain possession of the Premises or any part thereof, after the expiration or earlier termination of the Term or of Tenant's right of possession, Tenant shall pay Landlord (a) for the first thirty (30) days of such period during which such possession continues, an amount equal to one hundred twenty-five percent (125%) of the monthly installment of Base Rent applicable at the end of the Term and one hundred twenty-five percent (125%) of the monthly installment of Tax Adjustment Amount and Expense Adjustment Amount due for the last year of the Term, and thereafter one hundred fifty percent (150%) of such monthly installments of Base Rent, Tax Adjustment Amount and Expense Adjustment Amount, and in all events plus all other sums which would have been payable hereunder had the term continued during such retention of possession and (b) all other damages sustained by Landlord, whether direct or consequential, by reason of such retention of possession

(including, without limitation, consequential damages sustained by Landlord as a consequence of Landlord's inability to timely deliver any part of the Premises to a successor tenant), provided, however, that Tenant shall have no liability for damages referred to in clause (b) above if Tenant properly surrenders possession of the Premises to Landlord in the condition required under this Lease within thirty (30) days after written notice from Landlord requesting Tenant to vacate the Premises and specifying the identity of another tenant that has signed a letter of intent to lease all or a portion of the Premises. During any such holdover period, all of Tenant's obligations with respect to the use, occupancy and maintenance of the Premises shall continue. The provisions of this Paragraph shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity and applicable to unlawful retention of possession or otherwise.

     17. ESTOPPEL CERTIFICATE. Tenant shall from time to time, within ten days after Tenant's receipt of Landlord's request therefor, execute, enseal, acknowledge and deliver to Landlord, or as Landlord may direct, a written instrument in recordable form (a) certifying (i) that this Lease is in full force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments) and that this Lease (as modified, supplemented or amended, as aforesaid) represents the entire agreement among Landlord and Tenant as to the Premises and the leasehold; (ii) the dates to which the Base Rent, additional rent and other charges arising hereunder have been paid; (iii) the amount of any prepaid rents or credits due to tenant, if any; (iv) that if applicable, Tenant has entered into occupancy of the Premises;
(v) the date on which the Term shall have commenced and the corresponding expiration date; and (b) stating, to the best knowledge of Tenant, whether or not all conditions under this Lease to be performed by Landlord prior the date of such certificate have been satisfied and whether or not Landlord is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying, if any, each such unsatisfied condition and each such default; and (c) stating any other fact or certifying any other condition reasonably requested by Landlord or by any mortgagee or prospective mortgagee or purchaser of the Property or of any interest therein. In the event that Tenant shall fail to complete, execute and deliver any such instrument within twenty
(20) days after Landlord's request
therefor, in addition to constituting a Default hereunder, Tenant shall be deemed to have irrevocably appointed Landlord or Beneficiary (if Landlord is a trustee of a land trust) as Tenant's attorney-in-fact to execute and deliver any such instrument or instruments in Tenant's name.

     18.  SUBORDINATION

          (a) This Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust, heretofore or hereafter placed by Landlord upon any or all of the Premises or the Building, the Land, the Property, or any interest therein and of all renewals, modifications, consolidations, replacements and extensions thereof (all of which are hereinafter referred to collectively as a "Mortgage"), all automatically and without the necessity of any further act on the part of Tenant to effectuate such subordination. Tenant shall, at the request of the holder of a Mortgage (the "Mortgagee"), upon foreclosure thereof attorn to the Mortgagee. Tenant shall also execute, enseal, acknowledge and deliver, within twenty (20) days after Tenant's receipt of demand from Landlord or the Mortgagee such further instrument or instruments evidencing such subordination of Tenant's right, title and interest under this Lease to the lien of the Mortgage, and such further instrument or instruments of attornment, as shall be desired by the Mortgagee, provided such instruments contain the agreement of the Mortgagee not to disturb Tenant's right to possession of the Premises for so long as Tenant is not in Default under this Lease. In the event that Tenant shall fail to complete, execute and deliver any such instrument within twenty (20) days after Landlord's request therefor, in addition to constituting a Default hereunder, Tenant shall be deemed to have irrevocably appointed Landlord or Beneficiary (if Landlord is a trustee of a land trust) as Tenant's attorney-in-fact to execute and deliver any such instrument or instruments in Tenant's name.

          (b) Anything contained in the foregoing provisions of this Paragraph to the contrary notwithstanding, any Mortgagee may at any time subordinate its Mortgage to this Lease, without the necessity of obtaining Tenant's consent, by giving notice of the same in writing to Tenant, and thereupon the Lease shall be deemed to be prior to such mortgage without regard to their respective dates of execution, delivery or recordation and/or the date of commencement of Tenant's possession, and in that event the Mortgagee shall have the same rights with respect to this Lease as though this Lease shall have been executed, delivered and recorded prior to the execution and delivery of the Mortgage.

          (c) If Landlord is or becomes lessee of premises of which the Premises are a part, Tenant agrees that, automatically and without the necessity of any further act, Tenant's possession shall be as a subtenant and shall be subordinate to the interest of Landlord's lessor, its heirs, personal representatives, successors and assigns (which lessor, its heirs, personal representatives, successors and assigns, or any of them, is hereinafter called "Paramount Lessor"), but notwithstanding the foregoing, if Landlord's tenancy shall terminate by expiration, by forfeiture or otherwise, then Tenant hereby agrees, upon request of Paramount Lessor, to attorn to Paramount Lessor, and to recognize such lessor as Tenant's landlord for the balance of the term of this Lease and any extensions or renewals hereof (provided Tenant's rights hereunder are not diminished by such subordination or attornment). Tenant shall execute, enseal, acknowledge and deliver, upon demand by Landlord or Paramount Lessor, such further instrument or instruments evidencing such subordination of Tenant's right, title and interest under this Lease to the interest of such lessor, and such further instrument or instruments of attornment, as shall be prescribed by the Paramount Lessor, provided such instruments contain the agreement of the Paramount Lessor not to disturb Tenant's right to possession of the Premises for so long as Tenant is not in Default under this Lease.

          (d) It is further agreed that if any Mortgage shall be foreclosed, or if the lease of the Paramount Lessor be terminated, (A) the liability of the Mortgagee or purchaser at such foreclosure sale, or the Paramount Lessor, as the case may be, or the liability of a subsequent owner designated as landlord under this Lease shall exist only so long as such Mortgagee, Paramount Lessor, or such subsequent owner, as the case may be, is the owner of the Property, of any portion thereof, and such liability shall not continue or survive after further transfer of ownership; (B) the Mortgagee, or Paramount Lessor, or such subsequent owner, as the case may be, and their respective successors or assigns that succeed to the interest of Landlord in the Building or the Land, or acquires the right to possession of the Property, or any portion thereof, shall not be (1) liable for any act or omission of the party names above or any other prior landlord as the Landlord under this Lease; (2) liable for the performance of Landlord's covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (3) subject to any offsets or defenses which Tenant may have at anytime against Landlord; and (4) bound by any rent which Tenant may have paid previously for more than one month (provided such Mortgagee shall be obligated to return to Tenant any security deposit actually received by such Mortgagee, in accordance with, and subject to, Paragraph 24 below); and (C) upon request of the Mortgagee, if the Mortgage shall be foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any Mortgage.

          (e) Notwithstanding anything in this Paragraph 18 to the contrary, Landlord agrees to procure a non-disturbance agreement from the present first Mortgagee of the Building, in the form attached hereto as Exhibit "G," within thirty (30) days after the date of full execution and delivery of this Lease.

     19. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant (except as otherwise specified herein) and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement or any other claim: (a) To change the Building's name or street address.

          (b) To install, affix, and maintain any and all signs on the exterior and on the interior of the Building.

          (c) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise (including alterations in the configuration of the common area), in and about the Building, or any part thereof, and for such purposes, upon not less than twenty-four (24) hours prior notice to Tenant at the Premises (excluding emergencies, when no such notice shall be required), to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entry ways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities. Landlord shall use reasonable efforts to minimize interference with Tenant's business operations in connection with the exercise of the rights described in this subparagraph (c).

          (d) To furnish door keys for the entry door(s) in the Premises at the commencement of this lease and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Tenant agrees to purchase only from Landlord or Landlord's designee, additional duplicate keys as required, to change no locks, and to affix no locks on doors without the prior written consent of Landlord. Notwithstanding the provisions for Landlord's access to Premises, Tenant relieves and releases Landlord of all responsibility arising out of theft, robbery and pilferage (unless such theft, robbery or pilferage is due to Landlord's negligence or wilful misconduct [but subject in all events to Paragraph 10(d) above]). Upon the expiration of the Term or of Lessee's right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

          (e) To designate and approve all window coverings used in the Building.

          (f) To approve (in the plans for the Work [as described in the Work Letter Agreement] if set forth therein in particularity, or otherwise) the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not related to general office uses or customarily found in general business offices without the prior written consent of Landlord. Tenant's movements of property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved out of the Building or Premises.

          (g) To establish controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours.

          (h) To regulate delivery and service of supplies in order to insure the cleanliness and security of the Premises and to avoid congestion of receiving areas and freight elevators.

          (i) Upon not less than twenty-four (24) hours prior notice to Tenant at the Premises, to show the Premises to prospective lenders, purchasers and investors at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve months of the Term and, if vacated or abandoned, to show the Premises at any time without notice and to prepare the Premises for re-occupancy without notice.

          (j) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

          (k) To enter the Premises at any reasonable time upon not less than twenty-four (24) hours prior notice to Tenant at the Premises (excluding emergencies, when no such notice shall be required), to inspect the Premises.

          (l) To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building, so long as the granting of any such right does not materially and adversely affect Tenant's ability to conduct its business in the Premises as permitted pursuant to Paragraph 5 above. If Landlord elects to make available to tenants in the Building any services relating to facilities available through the Building (for example, cable television service or building riser management service) or any supplies (for example bottled water), or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefore from Landlord or under any such contact, provided that the charges therefor are reasonable.

          (m) To prescribe the location and style of the suite number and identification sign or lettering for the Premises.

          (n) To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant by Paragraph 5 hereof.

          (o) To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to security personnel by registration or otherwise in accordance with Building security controls, and to establish their right to enter or leave in accordance with Exhibit C attached to this Lease.

     20. RULES AND REGULATIONS. Tenant shall, and shall cause all of its subtenants and occupants, its and their agents, employees, invitees and licensees to, observe faithfully, and comply strictly with, the rules and regulations attached to this Lease as Exhibit "C" (the "Rules"), as they may be supplemented and revised by Landlord from time to time, and such other rules and regulations promulgated from time to time by Landlord, as in Landlord's judgment may be desirable to the safety, care and cleanliness of the Building and the Premises, or for the preservation of good order therein, which do not materially affect Tenant's use and enjoyment of the Premises for general office use. Landlord shall not be liable to Tenant for violation of such rules and regulations by, or for Landlord's failure to enforce the same against, any other tenant, its subtenants and occupants and its and their agents, employees, invitees or licensees, nor shall any violation or failure constitute, or be treated as contributing to, an eviction, actual or constructive, or affect Tenant's covenants and obligations hereunder, or allow Tenant to reduce, abate or offset the payment of any rent under this Lease. Landlord shall not unreasonably discriminate against Tenant in the enforcement of the rules and regulations.

     21.  LANDLORD'S REMEDIES

          (a) The occurrence of any one or more of the following events shall constitute a "Default" by Tenant, which shall give rise to Landlord's remedies set forth in Paragraph (b) below: (i) failure by Tenant to make when due any payment of rent, unless such failure is cured within five (5) business days after notice; provided, however, that once Landlord has given Tenant two (2) such notices during any twelve (12)-month period, Tenant shall only be entitled to three (3) days after notice to cure such a default; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of rent, or as provided below, unless such failure is cured within thirty (30) days after notice, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant's failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion and in all events completes such cure within ninety (90) days); (iii) failure by Tenant to immediately remove any hazardous condition which Tenant has created or permitted; (iv) vacation of all or a substantial portion of the Premises for more than thirty (30) consecutive days, or the failure to take possession of, or to commence construction of tenant improvements in any part of, the Premises within sixty (60) days after the Space No. 1 Commencement Date; (v) (a) making by Tenant or any guarantor of this Lease ("Guarantor") of any general assignment for the benefit of creditors; (b) filing by or against Tenant or any Guarantor of a petition to have Tenant or such Guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or such Guarantor, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located on the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant's assets located on the Premises or of Tenant's interest in this Lease, (e) Tenant's or any Guarantor's convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant's or any Guarantor's insolvency or admission of an inability to pay its debts as they mature; (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any Guarantor in connection with negotiating or entering this Lease or in connection with any assignment or sub-letting under Paragraph 15, which in any case has a material adverse affect upon Landlord; or (vii) cancellation of any guaranty of this Lease by an Guarantor. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by law.

          (b) If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any law or, other provisions of this Lease:

               (i) Landlord may terminate this Lease, in which event the Term of this Lease shall end, and repossess the Premises by detainer suit, summary proceedings or other lawful means, and recover from Tenant all the fixed dollar amounts of rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing or unpaid, and all costs and expenses, including without limitation court costs and reasonable attorney's fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized cost (assuming level amortization at 10% interest over the Term) of leasehold improvements, additions and alterations, if any, made by or paid for by Landlord and/or construction allowance made pursuant to this Lease and the Work Letter,
(ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value on the aggregate rents at the same annual rate for the remainder of the Term pursuant to the applicable provisions of Paragraph 2 and Paragraph 3 of this Lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term (taking into account any period required to re-lease the Premises and prepare the Premises for occupancy for a new tenant), such present value to be computed in each case on the basis of a six percent (6%) per annum discount from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including the costs of re-letting (as defined below), reasonable attorneys' fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this lease other than for the payment of rent. For purposes of computing such damages, Tenant's Proportionate Share of Taxes and Operating Expenses shall be projected, based upon the average rate in increase, if any in such items from the Space No. 1 Commencement Date through the time of termination.

               (ii) If applicable law permits, Landlord may terminate Tenant's right of possession and repossess the Premises by detainer suit, summary proceedings or other lawful means, without terminating this Lease (and if such Law permits, and Landlord shall not have expressly terminated this Lease in writing, any termination shall be deemed a termination of Tenant's right of possession only). In such event, Landlord may recover: (a) any unpaid rent as of the date possession is terminated, including interest at the Default Rate, (b) any unpaid rent which accrues during the Term from the date possession is terminated through the time of award (or which may have accrued from the time of any earlier award obtained by Landlord through the time of award), including interest at the Default Rate, less any Net Re-Letting Proceeds (as defined in Paragraph (g) received by Landlord during such period, and less such loss of rent that Tenant proves could have been reasonably avoided, and (c) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant's failure to perform its obligations under this Lease, including without limitation, all Costs of Reletting (as defined in Paragraph
(g). Landlord may bring suits for such amounts or portions thereof, at anytime or times as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord's right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment.

               (iii) Remove from the Premises any furniture, fixtures, equipment or personal property of Tenant, without liability for trespass or conversion, and store such items either in the Building or elsewhere at the sole cost of Tenant and without liability to Landlord. Any of such furniture, fixtures, equipment and personal property not claimed within thirty (30) days from the date of removal shall be deemed abandoned.

          (c) If Landlord terminates this Lease or Tenant's right to possession, Landlord shall attempt to mitigate Landlord's damages to the extent required by applicable Law; provided, however, Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Landlord is not obligated to give priority to leasing the Premises over any other space Landlord desires to lease in the Building and shall not be required in any case to offer rent, length of term or other term for the Premises which are or would be less favorable to Landlord than being offered for comparable space of Landlord in the Building. If Landlord has not terminated this Lease or Tenant's right to possession, Landlord shall have no obligation to mitigate, and may permit the Premises to remain vacant or abandoned; in such case, Tenant may seek to mitigate damages by attempting to sublease the Premises or assign this Lease (subject to Paragraph 15).

          (d) Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Paragraph (b), above or any Law or other provision of this Lease), without prior demand or notice except as required by applicable law; (i) to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, and (ii) to sue for and collect any unpaid rent which has accrued.

          (e) Tenant expressly waives the service of any notice of intention to terminate this Lease or to reenter the Premises and waives the service of any demand for payment of rent or for possession and waives the service of any and every other notice or demand prescribed by any ordinance, statute or other law (except as expressly otherwise provided in this Lease) and agrees that the breach of any covenants or agreements provided in this Lease shall, in and of itself, without the service of any notice or demand whatever (except as expressly otherwise provided in this Lease), constitute a forcible detainer by Tenant of the Premises.

          (f) Tenant shall pay, as additional rent, a service charge of Two Hundred Dollars ($200.00) for bookkeeping and administrative expenses, if rent is not received within five (5) business days after its due date. In addition, any rent paid more than five (5) days after due shall accrue interest from the due date at an annual rate (the "Default Rate") equal to three percent (3%) in excess of the rate of interest announced from time to time by the First National Bank of Chicago (or by any other bank selected by Landlord), as its prime, reference or corporate base rate, changing as and when said rate changes as announced by such bank, or the highest rate permitted by law, whichever is less, until payment is received by Landlord. Landlord's acceptance of such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord's right to insist upon timely payments at anytime, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of rent.

          (g) "Net Re-Letting Proceeds" shall mean the total amount of rent and other consideration paid by any Replacement Tenants, less all Costs of Re-Letting, during a given period of time. "Costs of Re-Letting" shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions, advertising costs, attorneys' fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary, necessary or appropriate economic incentives required to enter leases with Replacement Tenants, and costs of collecting rent from Replacement Tenants. "Replacement Tenants" shall mean any persons to whom Landlord relets the Premises or any portion thereof pursuant to this Paragraph.

          (h) No re-entry or repossession, repairs, changes, alterations and additions, reletting, acceptance of keys from

Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. To the fullest extent permitted by law, all rent and other consideration paid by any Replacement Tenants shall be applied: first to the Costs of Re-Letting, second, to the payment of any rent theretofore accrued, and the residue, if any, shall be held by Landlord and applied to the payment of other obligations of Tenant to landlord as the same become due (with any remaining residue to be retained by Landlord). Rent shall be paid without any prior demand or notice therefor (except as expressly provided herein) and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues after the date of any Default by Tenant hereunder. The times set forth herein for the curing of defaults by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

     22. EXPENSES OF ENFORCEMENT. The nonprevailing party shall pay the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred by such prevailing party in successfully enforcing the nonprevailing party's obligations or successfully defending the prevailing party's rights under this Lease against the nonprevailing party. Each party hereto shall pay the costs and expenses, including reasonable attorneys' fees, incurred by the other party as a result of any litigation in which such first party causes such second party, without such second party's fault to become involved as a result of this Lease.

     23. COVENANT OF QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the rent, charges for services and other payments herein reserved or required and on keeping, observing and performing all the other material terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

     24.  SECURITY DEPOSIT.

          (a) Tenant shall not initially be required to pay a security deposit. Not later than one (1) month prior to each Commencement Date (other than the Space No. 1 Commencement Date), Tenant shall furnish Landlord with Tenant's then most recent annual and quarterly financial statements. If such financial statements reveal either (i) Tenant's market capitalization is less than $200,000,000 or (ii) the ratio of Tenant's debts to the value of its tangible assets is greater than 65:100, then Tenant shall promptly post a letter of credit (a "LOC") in favor of Landlord in the amount (the "LOC Amount") of the sum of (x) the Landlord's Contribution payable by Landlord for the applicable Space (or portion thereof) to be leased, (y) amounts Landlord reasonably expects to incur in connection with the leasehold improvements to be made to the applicable Space (or portion thereof), plus (z) leasing commissions payable with respect to the lease of the applicable Space (or portion thereof). If Tenant fails to timely deposit a LOC as required herein, notwithstanding Landlord's other available remedies, Landlord shall not be obligated to furnish any portion of Landlord's Contribution unless and until Tenant deposits the applicable LOC. The LOC shall be unconditional, irrevocable, freely assignable by Landlord, issued by a "Qualified Issuer" approved by Landlord and in the form of the letter of credit attached hereto as Exhibit "E".

          (b) The LOC is to be retained by Landlord as security for the faithful performance and observance by Tenant of the covenants, agreements and conditions of this Lease. The LOC and any proceeds drawn thereunder or any other cash or security deposited by Tenant with Landlord under this Lease is hereinafter collectively called the "Security Deposit." Tenant grants to Landlord a security interest in any cash portion of the Security Deposit to secure the payment of all Rent and the performance of all covenants and obligations of Tenant under this Lease owing under this Lease. This Lease shall constitute a security agreement between Landlord and Tenant for the purpose of creating such security interest. If and to the extent permitted by applicable law, (a) Tenant shall not be entitled to any interest on the Security Deposit, (b) Landlord shall not be obligated to hold the Security Deposit in trust or in a separate account, and
(c) Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent payable hereunder as to which Tenant is in Default or to the extent required for the reimbursement to Landlord of any sum which Landlord may expend or may be required to expend by reason of Tenant's Default. Upon notice by Landlord of Landlord's application of all or any portion of the Security Deposit as aforesaid, with a reasonably detailed accounting of the amount of the Security Deposit used by Landlord for the specific Default, Tenant shall replenish the Security Deposit in full by promptly paying to Landlord in cash the amount so applied.

          (c) If Tenant shall fully and faithfully comply with all of the covenants, agreements and conditions of this Lease, the Security Deposit (or balance thereof) shall be returned to Tenant after the Termination Date and surrender of the Premises to Landlord. If the Building is sold, Landlord shall transfer the Security Deposit to the purchaser, and upon such transfer Landlord shall be released from all liability for the return thereof, and Tenant shall look solely to the new landlord for the return thereof. Landlord shall give Tenant a written notice of any such transfer promptly thereafter, together with an acknowledgment from the transferee of its receipt thereof.

          (d) Tenant shall deposit with Landlord, not later than thirty (30) days prior to the expiration date of the original LOC deposited by Tenant hereunder (and not later than thirty (30) days prior to the expiration date of each replacement LOC deposited by Tenant hereunder), a replacement LOC in form, content and amount identical to the original LOC and issued by a "Qualified Issuer" approved by Landlord. If Tenant fails to timely deposit any such replacement LOC with Landlord and such failure continues for ten (10) days after written notice to Tenant. (Tenant acknowledges that such failure is not subject to any notice or cure period under Paragraph 21), then Landlord may draw the entire proceeds of the LOC then on deposit with Landlord and the proceeds so drawn shall constitute and comprise part of the Security deposit and may be held, transferred and applied by Landlord in accordance with the provisions of this Paragraph 24.

          (e) Commencing on the first day of the month following the date that Landlord has paid the entirety of the Landlord's Contribution for the applicable Space (or portion thereof) to Tenant (a "First Reduction Date"), and on the first day of each calendar month thereafter, the LOC Amount may reduce monthly, by an amount equal to the quotient of (x) the LOC Amount divided by (y) the number of calendar months in the period commencing on the First Reduction Date and expiring on the Termination Date.

          (f) For purposes of this Lease, "Qualified Issuer" means any commercial bank which, at the particular time its status as a Qualified Issuer is relevant hereunder, has total assets of at least U.S. $5 billion and has an overall financial rating of "B" or better from the Lace Company (and the Lace Company has not given notice that such bank is on its "watch list" or that its rating is under reconsideration or reevaluation). If at anytime after issuance of the LOC (or any replacement LOC), the issuing bank fails to be a Qualified Issuer or is not otherwise financially sound in Landlord's reasonable judgment, the LOC or replacement LOC, as the case may be, upon written notice from Landlord to Tenant, shall be immediately reissued by a Qualified Issuer approved by Landlord, which reissuance shall be in accordance with the provisions of this Lease.

     25. REAL ESTATE BROKER. Tenant represents that Tenant has dealt with (and only with) Fallon Hines & O'Connor ("FHO"), Tanquay-Burke-Stratton ("TBS") and Amerimar Adams Management Company, Inc. ("Amerimar") as brokers in connection with this Lease, and that insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Lease (including, without limitation, any claim arising in connection with a broker's lien), made by any broker or finder other than the brokers named above who claims to have dealt with or communicated to Tenant in connection with this Lease, provided that Landlord has not in fact retained such broker or finder. Landlord represents that Landlord has dealt with (and only with) FHO, TBS and Amerimar as brokers in connection with this Lease, and that insofar as Landlord knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Landlord agrees to indemnify, defend and hold Tenant harmless from and against any claims, for a commission or other compensation in connection with this Lease (including, without limitation, any claim arising in connection with a broker's lien), made by any broker, including FHO, TBS and Amerimar, who claims to have dealt with or communicated to Landlord in connection with this Lease, provided that Tenant has not in fact retained such broker or finder.

     26. MISCELLANEOUS.

          (a) RIGHTS CUMULATIVE. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law, in equity or otherwise.

          (b) CAPTIONS AND USAGE. The titles appearing in connection with the various sections and paragraphs of this lease are for convenience only; they are not intended to indicate all of the subject matter in the text and they are not to be used in interpreting this Lease nor for any purpose in the event of any controversy. As used herein (i) the term "person" shall be deemed to include a natural person, a trustee, a corporation, a joint venture, a partnership, a limited liability company, a governmental unit and any other form of legal entity; (ii) all usages in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well; the use of any gender includes all genders.

          (c) BINDING EFFECT. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Paragraph 15 hereof.

          (d) LEASE CONTAINS ALL TERMS. All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.

          (e) DELIVERY FOR EXAMINATION. Submission of the form of this Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each; provided, however, the execution and delivery by Tenant of this Lease to Landlord or Manager, or the leasing agent of the Building shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for five (5) business days after such delivery.

          (f) NO AIR RIGHTS. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

          (g) MODIFICATION OF LEASE. If any prospective Mortgagee or Paramount Lessor requires that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise detrimentally change the rights or obligations of Tenant hereunder, Tenant shall, within thirty (30) days following Landlord's request, execute and deliver appropriate instruments effecting such modifications. Tenants failure to complete, execute and deliver any such modifications within five (5) days after Landlord's second request therefor shall, at Landlord's sole option (i) be deemed a material Default under Paragraph 21 hereof or (ii) Tenant shall be deemed to have irrevocably appointed Landlord or Beneficiary (if Landlord is a trustee of a land trust) as Tenant's attorney-in-fact to execute and deliver such modification in Tenant's name.

          (h) INTENTIONALLY DELETED

          (i) TRANSFER OF LANDLORD'S INTEREST. Notwithstanding anything contained herein to the contrary, Tenant agrees that neither Landlord nor any partner in Landlord or Beneficiary, as the case may be, nor any other person having any interest, direct or indirect, immediate or more removed than immediate, in Landlord or Beneficiary, as the case may be, shall have any personal liability with respect to any of the provisions of this Lease and Tenant shall look solely to the estate and property of Landlord in the Land and the Building for the satisfaction of Tenant's remedies, including without limitation, the collection of any judgment or the enforcement of other judicial process requiring the payment or expenditure of money by Landlord, subject, however, to the prior rights of any Mortgagee, and no other assets of Landlord and Beneficiary (if Landlord is a trustee of a land trust) or its partners, or of any other aforesaid person having an interest in Landlord or Beneficiary, as the case may be, shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claims. Without limitation of the foregoing, upon each transfer of the Land and the Building and the landlord's interest in this Lease, the transferor shall automatically be released from all liability under this Lease. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that, subject to the other provisions of this Section, Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

          (j) PROHIBITION AGAINST RECORDING

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

          (k) INTENTIONALLY DELETED

          (l) RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

          (m) APPLICATION OF PAYMENTS.

Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

          (n) PARTIAL INVALIDITY. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

          (o) WAIVER OF TRIAL BY JURY; VENUE. LANDLORD AND TENANT HEREBY DO EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OF OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM

OF INJURY OR DAMAGE IN ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE ANY NON-COMPULSORY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING (EXCLUDING ANY AFFIRMATIVE DEFENSE THAT MUST BE ASSERTED IN SUCH PROCEEDING). IF EITHER LANDLORD OR TENANT DESIRES TO BRING AN ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE, SUCH ACTION SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN CHICAGO, ILLINOIS. LANDLORD AND TENANT CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY RIGHT TO HAVE SUCH ACTION TRANSFERRED FROM SUCH COURTS ON THE GROUNDS OF IMPROPER VENUE OR INCONVENIENT FORUM.

     (p) TENANT'S AUTHORITY. Tenant hereby represents that Tenant is a corporation, duly organized pursuant to the laws of the State of Delaware, and is authorized to conduct business in the State of Illinois. Upon the execution of this Lease, Tenant shall furnish Landlord with a certified copy of resolutions, certified by Tenant's Secretary as being a true and correct copy of such resolutions, authorizing the actual signatories to execute leases. The persons executing this Lease on behalf of Tenant further represent and warrant that they are duly authorized to do so, and that they occupy the positions with Tenant as delineated on the signature page(s) of this Lease.

     27. NOTICES. All notices to be given under this Lease shall be in writing and delivered personally or deposited in the United State mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:


If to Landlord:

         c/o Amerimar Adams Management Company, Inc.
         200 West Adams Street, Suite 1201
         Chicago, Illinois 60606
         Attention: Building Manager

or to such other person or such other address designated by notice sent by Landlord or Tenant.

If to Tenant:

         Sapient Corporation
         200 West Adams Street, 27th Floor

         Chicago, Illinois 60606

with a copy (in case of notices of default) to:

         Sapient Corporation
         One Memorial Drive
         Third Floor
         Cambridge, Massachusetts 02142
         Attention Director of Operations

with a copy (in case of notices of default) to:

         MacKenzie & Albritton
         One Post Street, Suite 500
         San Francisco, California 94104
         Attention: Paul B. Albritton

or to such other address as is designated by Tenant in a notice to Landlord.

Notice by mail shall be deemed to have been given when deposited in the United States mail as aforesaid. Notice from the building or property manager shall be deemed to be notice from Landlord. If Tenant vacates the Premises and Landlord has no other current notice address for Tenant, then notices maybe served on Tenant's registered agent, or if there be no agent, then notices may be by publication.

     28. HAZARDOUS MATERIALS.

          (a) Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any "Hazardous Material" (as defined below) upon or about the Property, nor permit Tenant's employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Premises under Paragraph 5); provided that such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable law and the manufacturers' instructions thereto, and any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.

          (b) Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or nonroutine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matters where Tenant is required by law to give a notice to any governmental regulatory authority respecting any Hazardous Materials on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet ("MSDS") issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by law. The term "Hazardous Material" for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, for which any such body has adopted any requirements of the preparation or distribution of an MSDS.

          (c) If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant's expense. Such clean up and removal work shall be subject to Landlord's prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Paragraph within five (5) days after written notice by Landlord, or such shorter time as may be required by law or in order to minimize any hazard to persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant's agent through contractors or other parties selected by Landlord, at Tenant's expense (without limiting Landlord's other remedies under this Lease or applicable law).

          (d) Landlord represents, warrants and agrees that (1) neither Landlord nor, to Landlord's actual knowledge, any third party, has used, generated, stored or disposed of, or permitted the use, generation, storage or disposal of, any Hazardous Material on, under, about or within the Property in violation of any law or regulation that has not heretofore been remedied, and (2) that Landlord will not, and will not knowingly permit any third party to, use, generate, store or dispose of any hazardous Material on, under, about or within the Property in violation of any law or regulation.

     29. ADA. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. 12101 et seq.) and regulations and guideline promulgated thereunder, as amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements under Title III of the ADA ("Title III") pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building. The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and the Building sufficient to determine whether or not the Premises and the Building in their condition as of the date hereof deviate in any manner from the ADA Accessibility Guidelines ("ADAAG") or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant further acknowledges and agrees that except as may otherwise be specifically provided herein, Tenant accepts the Premises and the Building in "as-is" condition and agrees that Landlord makes no representation or warranty as to whether the Premises or the Building conform to the requirements of the ADAAG or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant has prepared or reviewed the plans and specifications for the Work and has independently determined that such plans and specifications are in conformance with the ADAAG and any other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA. Notwithstanding anything to the contrary in this Lease, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Tenant shall be responsible for all Title III compliance and costs in connection with the Premises, including structural work, if any, and including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, and (b) Landlord shall perform, at Landlord's cost (subject to inclusion in Operating Expenses to the extent allowed), any so-called Title III "path of travel" requirements triggered by any construction activities or alterations in the Premises. Except as set forth above with respect to Landlord's Title III obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to Tenant or any affiliates or persons or entities related to Tenant (collectively, "Affiliates"), operations of Tenant or Affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant's employees. Without limiting the foregoing, Landlord shall be responsible for complying with the ADA with respect to the common areas of the Building (and the costs thereof shall be included in Operating Expenses to the extent otherwise allowed, excluding the costs of remedying any violations existing as of the date hereof of the ADA as enacted, interpreted and enforced as of the date hereof).

     30   EXPANSION OPTION

          (a) Tenant shall have the option (the "Expansion Option") to lease certain additional space in the building contiguous to the Premises and designated by Landlord (the "Expansion Space"), containing, at Landlord's option, either (i) approximately 8,300 rentable square feet of space or (ii) a rentable area such that the sum of the rentable areas of the Expansion Space and the initial Premises is 48,286 rentable square feet, for a lease term to commence effective as the date (the "Expansion Date") that is the day immediately following the fifth (5th) anniversary of the Space No. 1 Commencement Date (providing that if Landlord shall, for any reason, be unable to deliver possession of the Expansion Space to Tenant on such date, Landlord shall have no liability for such failure (except as expressly provided in the last sentence of this Paragraph 30(a)), but the lease term for the Expansion space shall not commence until Landlord is able to deliver possession of the Expansion Space to Tenant [unless the delay is attributable to Tenant]), and expiring on the Termination Date. Tenant shall notify Landlord in writing of its exercise of the Expansion Option not later than nine (9) months prior to the Expansion Date. If Landlord shall, for any reason not attributable to Tenant, fail to make available to Tenant possession of the Expansion Space within ninety (90) days after the scheduled Expansion Date, then Tenant shall be entitled to abatement of rent and possible delivery of temporary space as described in, and subject to the terms and conditions of, Paragraph 3(b) above, as if the Expansion Space were a Space described therein.

          (b) If Tenant timely and properly exercises the Expansion Option:

               (i) The Rent payable for the Expansion shall be equal to the "market rate of rent" that Landlord reasonably anticipates will be in effect for the Expansion Space as of the Expansion Date. "Market rate of rent" shall mean the total rate of rent, as reasonably determined by Landlord, including component parts of such rate of rent such as base rent, fixed and/or indexed rental adjustments and all rental adjustments for Taxes and Operating Expenses for the Building, taking into account Landlord contributions, if any, to Taxes and Operating Expenses for the Building (and base years or stops), and tenant concessions, if any, such as rent abatements and tenant improvement allowances, which Landlord is offering to third party tenants for office space in the Building comparable to the Expansion Space (taking into account the lengths of the terms and the sizes and levels of improvement of the spaces). The Base Rent payable for the Expansion Space shall be subject to adjustment during the Terms as provided in Landlord's written notice setting forth the market rate of rent. There shall be no abatement of Base Rent or Additional Rent for the Expansion Space, except as may be specifically included in the market rate of rent for the Expansion Space.

               (ii) Landlord shall not be obligated to perform any leasehold improvement work in the Expansion Space or give Tenant any allowance for any such work or any other purposes, except as to any allowance which may be specifically included in the market rate of rent for the Expansion Space.

               (iii) Except for the rate of rent and except as otherwise provided herein, all the terms and provisions of this Lease shall remain the same and in full force and effect with respect to Tenant's lease of the Expansion Space.

          (c) It shall be a condition of Tenant's right to exercise the Expansion Option that Tenant is not in Default under this Lease, either on the date Tenant exercises the Expansion Option or on the Expansion Date, and this Lease is in full force and effect both on the date Tenant exercises the Expansion Option and on the Expansion Date. It shall be a further condition of Tenant's right to lease the Expansion Space that if (i) Landlord is obligated to perform any leasehold improvement work in the Expansion Space or to give Tenant any allowance for any such work or any other purposes and (ii) Tenant's most recent financial statements (which may be Tenant's annual report, if Tenant's stock is traded on a public securities exchange) reveal either (I) Tenant's market capitalization is less than $200,000,000 or (II) the ratio of Tenant's debts to the value of its tangible assets is greater than 65:100, then Tenant shall promptly deliver to Landlord a LOC in the LOC Amount, as described in Paragraph 24, as if the Expansion Space were a Space (and Landlord shall not be obligated to perform such work or disburse such allowance until Tenant has delivered such LOC).

          (d) If Tenant exercises the Expansion Option, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of the Expansion Space by Landlord to Tenant on the terms provided above, which amendment shall be executed and delivered within thirty (30) days after Tenant exercises the Expansion Option.

          (e) The Expansion Option shall automatically terminate and become null and void upon the first to occur of (i) the expiration or termination of this Lease, (ii) the termination of Tenant's right to possession of all or any part of the Premises, (iii) the assignment of this Lease by Tenant, in whole or in part (other than to an Affiliate), (iv) the sublease by Tenant of all or any part of the Premises (other than to an Affiliate), or (v) the failure of Tenant to timely or properly exercise the Expansion Option.

     31. RIGHT OF FIRST OPPORTUNITY.

          (a) For purposes of this Lease, at anytime the "Option Space" shall mean any space in the Building that is (i) on the same floor and contiguous to any part of the Premises at such time or (ii) on a contiguous floor and immediately above or below any part of the Premises at such time.

          (b) With respect to any lease which Landlord hereafter intends to enter into with a third-party tenant for either (i) all or any portion of the Option Space, or (ii) the space described in clause (i) above, plus any other space in the Building (for purposes hereof, any such other space shall be deemed to be part of the Option Space) and which has a lease term commencing at any time prior to the fifth (5th) anniversary of the Space No. 1 Commencement Date (but excluding any new or renewal lease or lease expansion with any then existing tenant of all or any portion of the Option Space), Landlord shall give Tenant written notice of such intent ("Landlord's Notice") prior to Landlord entering into such lease. Landlord's Notice shall specify (i) the location and rentable area of the portion of the Option Space which Landlord desires to lease (which is henceforth referred to as the "Actual Option Space"), (ii) the proposed lease term for the Actual Option Space, (iii) the date upon which the Actual Option Space shall be available for occupancy, and (iv) the market rate of rent for the Actual Option Space (which shall be determined by Landlord using the same factors specified in Paragraph 30(b)(i) above with respect to the Expansion Space). Item (iv) shall be quoted by Landlord in Landlord's Notice for a lease having a lease term which would expire on the Termination Date. Notwithstanding the foregoing, if the Actual Option Space constitutes one full floor or more, Tenant may instead request Landlord to provide a Landlord's Notice for less than the entire available Actual Option Space (which lesser space shall then be deemed to be the "Actual Option Space"), provided such lesser space must be either or both (i) an entire floor or floors and/or (ii) a portion of a floor (provided that is less than one entire floor, (A) Tenant must designate the rentable area desired by Tenant, which may not be less than 10,000 rentable square feet or more than 18,000 rentable square feet [and Landlord may then designate the location and rentable area of the Actual Option Space, provided such rentable area shall not deviate from the rentable area requested by Tenant by more than 10%] and (B) the costs of demising the Actual Option Space, making the remainder of the space on the floor marketable, creating a common corridor and making all other improvements required to convert the floor to a standard multi-tenant floor shall be considered by Landlord in determining the market rate of rent for the Actual Option Space). Tenant shall thereupon have a right (a "Right of First Opportunity") to lease all, but not less than all, of the Actual Option Space, subject to the following terms and conditions:

               (i) Tenant gives Landlord a written notice of its election to exercise the Right of First Opportunity within seven (7) days after Landlord gives Tenant Landlord's Notice;

               (ii) If (i) Landlord is obligated to perform any leasehold improvements work in the Actual Option Space or to give Tenant any allowance for any such work or any other purposes and (ii) Tenant's most recent financial statements (which may be Tenant's annual report, if Tenant's stock is traded on a public securities exchange) reveal either (I) Tenant's market capitalization is less than $200,000,000 or (II) the ratio of Tenant's debts to the value of its tangible assets is greater than 65:100, then Tenant shall promptly deliver to Landlord a LOC in the LOC Amount, as described in Paragraph 24, as if the Expansion space were a Space (and Landlord shall not be obligated to perform such work or disburse such allowance until tenant has delivered such LOC); and

               (iii) Tenant is not in Default under this Lease, either on the date Tenant exercises the Right of First Opportunity or on the proposed commencement date of the lease term for the Actual Option Space, and this Lease is in full force and effect both on the date Tenant exercises the Right of First Opportunity and on the proposed commencement date of the lease term for the Actual Option Space.

If Tenant does not timely or properly exercise any Right of First Opportunity, Landlord may at any time thereafter lease all of the Actual Option Space to any third-party tenant on such terms and provisions as Landlord may elect (provided that all of the economic terms offered to such third-party tenant are not more than five percent (5%) more favorable to such third party tenant than all of the economic terms set forth in Landlord's written notice to Tenant), without any further rights of Tenant to lease such space unless and until one hundred eighty
(180) days have elapsed without Landlord leasing the Actual Option Space or such third-party has vacated such space and such space is again available for leasing by a third-party.

          (c) If Tenant exercises a Right of First Opportunity, the following terms and provisions shall apply:

               (i) Landlord shall lease the Actual Option Space to Tenant for a lease term commencing on the availability date specified in Landlord's Notice (provided that if Landlord shall, for any reason, be unable to deliver possession of the Actual Option Space to Tenant on such date, Landlord shall have no liability for such failure, but the lease term of the Actual Option Space shall not commence until Landlord is able to deliver possession of the Actual Option Space to Tenant [unless the delay is attributable to Tenant] and expiring on the Termination Date.

               (ii) The base rent and rental adjustments payable for the Actual Option Space shall be as set forth in the applicable Landlord's Notice.

               (iii) Tenant shall not be entitled to any rental abatement for the Actual Option Space, except as otherwise set forth in the applicable Landlord's Notice.

               (iv) Tenant shall accept the Option Space in an "as-is", "where-is" physical condition, without any agreement, representation, credit or allowance from Landlord with respect to the improvement or condition thereof, except as otherwise set forth in the applicable Landlord's Notice.

               (v) All of the terms and provisions of this Lease shall apply with respect to Tenant's lease of the Actual Option Space, except as the same may be inconsistent with the provisions of this Paragraph 31.

          (d) If Tenant exercises a Right of First Opportunity, Landlord and tenant shall execute and deliver an amendment to this Lease reflecting the lease of the Actual Option Space by Landlord to Tenant on the terms provided above, which amendment shall be executed and delivered within thirty (30) days after Tenant exercises the Right of First Opportunity.

          (e) Each Right of First Opportunity shall automatically terminate and become null and void upon the first to occur of (i) the expiration or termination of the Lease, (ii) the termination of Tenant's right to possession of all or any part of the Premises, (iii) the assignment of this Lease by Tenant, in whole or in part (other than to an Affiliate), (iv) the sublease by Tenant of all or any part of the Premise (other than to an Affiliate) or (v) the failure of Tenant to timely or properly the Right of First Opportunity.

     32. RENEWAL OPTION

          (a) Tenant shall have an option (the "First Renewal Option") to renew the Term with respect to all (but not less than all) of the Premises demised under or pursuant to this Lease as of the expiration date of the initial Term, for one additional term (the "First Renewal Term") of five (5) years.

          (b) If Tenant exercise the First Renewal Option, Tenant shall have an additional option (the "Second Renewal Option") to renew the Term with respect to all (but not less than all) of the Premises demised under or pursuant to this Lease as of the expiration date of the First Renewal Term, for one additional Term (the "Second Renewal Term") of five (5) years.

          (c) It shall be conditions of Tenant's exercise of each of the First Renewal Option and the Second Renewal Option (each, a "Renewal Option"), that:

               (i) Tenant shall give Landlord written notice of Tenant's election to exercise the Renewal Option not later than nine (9) months prior to the expiration date of the initial Term or the First Renewal Term (each, "Renewal Term"), as applicable.

               (ii) If (i) Landlord is obligated to perform any leasehold improvements work in the Premises during the Renewal Term or to give Tenant any allowance for any such work or any other purposes and (ii) Tenant's most recent financial statements (which may be Tenant's annual report, if Tenant's stock is traded on a public securities exchange) reveal either (I) Tenant's market capitalization is less than $200,000,000 or (II) the ratio of Tenant's debts to the value of its tangible assets is greater than 65:100, then Tenant shall promptly deliver a LOC to Landlord in the LOC Amount, as described in Paragraph 24, as if the entire Premises during the Renewal Term were a Space (and Landlord shall not be obligated to perform such work or disburse such allowance until Tenant has delivered such LOC); and

               (iii) Tenant is not in Default under this Lease, either on the date Tenant exercises the Renewal Option or on the expiration date of the initial Term of the First Renewal Term, as applicable, and this Lease is in full force and effect of the date on which Tenant exercises the Renewal Option and on the proposed commencement date of the Renewal Term.

          (d) TERMS. If Tenant timely and properly exercises a Renewal Option:

               (i) The rate of Base Rent payable for the applicable Renewal Term shall be equal to the Renewal Base Rent. "Renewal Base Rent" means the gross rent per rentable square foot per year that, as of the relevant date of determination, is being offered by Landlords to tenants that are extending or renewing their leases for space comparable to the Premises (i.e., with comparable improvements, size and floor location) in the Building and in comparable buildings in downtown Chicago, with lease terms of comparable length and commencement as the applicable Renewal Term. By way of example only, if as of the date Renewal Base Rent is to be determined, landlords are generally offering to lease comparable space to existing tenants for a term equal to the Renewal Term, at a rental rate of $22.00 per rentable square foot per year, with a tenant improvement allowance of $5.00 per rentable square foot, then (assuming a 10% interest rate), the Renewal Base Rent would be equal to $20.73 per rentable square foot per year.

     Landlord shall notify Tenant of Landlord's determination of Renewal Base Rent for the applicable Renewal Term within thirty (30) days after Tenant's exercise of the Renewal Option. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice within which to accept such proposed Renewal Base Rent of to reasonably object thereto in writing. If Tenant so objects, Landlord and Tenant shall attempt in good faith to agree upon such Renewal Base Rent. If Landlord and Tenant fail to reach agreement by the date that is twenty (20) days following the expiration of Tenant's Review Period (the "Outside Agreement Date"), then each party's good faith determination of Renewal Base Rent shall be submitted to arbitration in accordance with the following procedure:

     (x) (A) Not later than twenty (20) days following the Outside Agreement Date, Landlord and Tenant shall each appoint one independent arbitrator who shall by profession be a real estate appraiser (with the professional designation of M.A.I. or, if M.A.I. ceases to exist, a comparable designation from an equivalent professional appraiser organization) or office leasing broker who shall have been active over the ten (10) year period ending on the date of such appointment in appraising or leasing of commercial office properties in downtown Chicago.

               (B) The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

               (C) The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Renewal Base Rent for the Renewal Term is the most accurate. The three arbitrators shall reach such decision and notify Landlord and Tenant thereof within thirty (30) days after the appointment of the third arbitrator. The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

               (D) If the two arbitrators fail to timely agree upon and appoint a third arbitrator, both arbitrators shall be dismissed and Landlord and Tenant each shall promptly select and appoint one new arbitrator possessing the qualifications described above. Such new arbitrators shall promptly follow he procedure outlined above to select a third arbitrator.

               (E) The cost of arbitration shall be paid by Landlord if Tenant's submittal Renewal Base Rent is selected and by Tenant if Landlord's submitted Renewal Base Rent is selected.

               (F) Notwithstanding the foregoing, if either Landlord or Tenant fails to appoint an arbitrator within thirty (30) days after the Outside Agreement Date as provided above and such failure to appoint an arbitrator is not cured within five (5) days after delivery of written demand to do so by the other party (provided such other party has appointed its arbitrator prior to sending such written demand), then the arbitrator appointed by the party sending such demand, acting alone, shall reach a decision on the applicable Renewal Base Rent and notify Landlord and Tenant in writing thereof, and such arbitrator's decision shall be binding on Landlord and Tenant.

          (y) If for any reason whatsoever the applicable Renewal base Rent has not been determined by the commencement date of the applicable Renewal Term, then the Renewal Base Rent proposed by Landlord shall be utilized as the rate of Base Rent during the applicable Renewal Term until such time as the final Renewal Base

Rent has been conclusively determined (at which time, if Tenant's submitted Renewal Base Rent is selected as the rate of Base Rent for the applicable Renewal Term, Landlord shall credit against Base Rent next coming due the excess amount paid by Tenant, if any, for the period during the applicable Renewal Term during which the Landlord's proposed Renewal Base Rent was utilized as the rate of Base Rent).

               (ii) Tenant shall remain obligated to pay Expense Adjustment Amount and Tax Adjustment Amount, as provided in this Lease, during the Renewal Term, provided that for the Renewal Term, the "Base Year" shall be deemed to be the calendar year in which the applicable Renewal Term commences.

               (iii) Tenant shall have no further options to renew the Term of this Lease beyond the expiration date of the Second Renewal Term.

               (iv) Landlord shall not be obligated to perform any leasehold improvement work in the Premises or give Tenant any allowance for any such work or any other purposes during or for a Renewal Term, except as specifically included in the Renewal Base Rent.

               (v) Except for the rate of rent and except as otherwise provided herein, all of the terms and provisions of this Lease shall remain the same and in full force and effect during a Renewal Term. There shall be no abatement of Base Rent or Additional Rent for the Premises during a Renewal Term, except as specifically included in the Renewal Base Rent.

          (e) If Tenant exercises a Renewal Option, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of the Premises by Landlord to Tenant for the Renewal Term on the terms provided above, which amendment shall be executed and delivered within thirty (30) days after Tenant exercises the Renewal Option.

          (f) Each Renewal Option shall automatically terminate and become null and void upon the first to occur of (i) the expiration or termination of this Lease, (ii) the termination of Tenant's right to possession of all or any part of the Premises, (iii) the assignment of this Lease by Tenant, in whole or in part (other than to an Affiliate), (iv) the sublease by Tenant of all or any part of the Premises (other than to an Affiliate), or (v) the failure of Tenant to timely or properly exercise the Renewal Option.


     IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have executed this Office Lease as of the day and year first above written.


TENANT:                                       LANDLORD:

SAPIENT CORPORATION, a Delaware               ADAMS FAMILY, L.L.C., a Delaware
corporation                                   limited liability company, as
                                              beneficiary of Cole TaylorBank,
                                              not personally, but solely as
                                              Trustee under Trust Agreement
                                              dated June 26, 1995 and known as
                                              Trust No. 95-6300

By:                                           By:  AMERIMAR ADAMS
   -------------------------------                 MANAGEMENT COMPANY
Its:                                               INC., as Agent
    ------------------------------
          (Title)


                                              By:
                                                 ------------------------------
                                              Its:
                                                  -----------------------------
                                                             (Title)